Exhibit 10.13

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

DATED AS OF DECEMBER 17, 2020

BY AND BETWEEN

DERMIRA, INC.

AND

EVOMMUNE, INC.

i

5.3	Reports	25

5.4	Promotional Materials.	25

5.5	Product Trademarks and Product Trade Dress.	26

5.6	Commercialization Data	26

ARTICLE 6 MANUFACTURING		27

6.1	General	27

6.2	Manufacturing	27

6.3	Packaging and Labeling; Certain Other Manufacturing Activities	27

ARTICLE 7 PAYMENTS		27

7.1	Upfront License Fee	27

7.2	Development Milestone Payments	27

7.3	Product Sales Milestone Payments	29

7.4	Royalty Payments	30

7.5	Generic Competition	30

7.6	Anti-Stacking	31

7.7	Takeda Payments	31

7.8	Payments.	31

7.9	Taxes and Withholding.	32

7.10	Currency Conversion	33

7.11	Late Payments	33

7.12	Records	33

7.13	Audits	34

7.14	Equity Issuance	34

ARTICLE 8 INTELLECTUAL PROPERTY MATTERS		35

8.1	Patent Filing, Prosecution and Maintenance	35

8.2	Patent and Trademark Oppositions	35

8.3	Abandoned Patents	35

8.4	Notice	36

8.5	Enforcement of Intellectual Property Rights	36

8.6	Cooperation in Enforcement Proceedings	37

8.7	Defense	37

8.8	Employees	38

8.9	Patent Marking	38

8.10	Patent Challenge	38

ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS; COMPLIANCE		38

9.1	Mutual Representations and Warranties	38

9.2	Additional Representations and Warranties of Dermira	39

9.3	Additional Representations, Warranties and Covenants of Licensee	39

9.4	Financial Representations, Warranties and Covenants of Licensee.	40

9.5	Compliance Representations, Warranties and Covenants by Licensee.	41

9.6	Additional Compliance Covenants.	42

9.7	Disclaimer	42

9.8	No Other Representations or Warranties	42

ARTICLE 10 INDEMNIFICATION		43

10.1	Indemnification by Dermira	43

10.2	Indemnification by Licensee	43

10.3	Indemnification Procedures	43

10.4	Limitation of Liability	44

10.5	Insurance	44

ARTICLE 11 CONFIDENTIALITY		45

11.1	Confidential Information.	45

11.2	Publicity	47

11.3	Securities Filings	47

11.4	Publications	47

11.5	Use of Names	47

11.6	Unauthorized Disclosure of Confidential Information	48

11.7	Survival	48

ARTICLE 12 TERM AND TERMINATION		48

12.1	Term	48

12.2	Termination for Material Breach	48

12.3	Termination for Non-Payment	48

12.4	Termination Related to Financing	48

12.5	Termination as a Result of Bankruptcy	49

12.6	Termination for Convenience	49

12.7	Termination for Compliance Breach	49

ARTICLE 13 EFFECTS OF EXPIRATION OR TERMINATION		49

13.1	Termination of Licenses	49

13.2	Assignments	50

13.3	Disclosure and Delivery	51

13.4	Disposition of Commercialization-Related Materials	51

13.5	Accrued Rights	51

13.6	Survival	51

13.7	Rights in Bankruptcy	52

ARTICLE 14 DISPUTE RESOLUTION		52

14.1	Disputes	52

14.2	Choice of Law; Jurisdiction	53

ARTICLE 15 MISCELLANEOUS		53

15.1	Entire Agreement; Amendment	53

15.2	Force Majeure	53

15.3	Notices	54

15.4	Assignment	54

15.5	[***]	55

15.6	Severability	55

15.7	Cumulative Remedies	55

15.8	Ambiguities; No Presumption	55

15.9	Headings	55

15.10	Interpretation	55

15.11	No Waiver	56

15.12	No Third-Party Beneficiaries	56

15.13	Independent Contractors	56

15.14	Counterparts; Facsimile Signatures	56

TABLE OF SCHEDULES AND EXHIBITS

Schedule A	Compounds
Schedule B	Licensed Patents
Schedule C	Initial Development Plan

Exhibit A	Licensee Press Release

v

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This License, Development and Commercialization Agreement (this “Agreement”), dated as of December 17, 2020 (the “Effective Date”), is made by and between Dermira, Inc., a Delaware corporation (“Dermira”) and Evommune, Inc., a Delaware corporation (“Licensee”). Dermira and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Dermira was acquired by Eli Lilly and Company, an Indiana corporation (“Lilly”), on February 20, 2020 (“Acquisition Date”), and is now a wholly owned subsidiary of Lilly;

WHEREAS, prior to such acquisition, Dermira developed certain compounds relating to IRAK, RORg, and MRGPRX2, in each case, as further described herein;

WHEREAS, Licensee was founded after such acquisition by certain individuals who were executives of Dermira prior to such acquisition and who participated in or were otherwise familiar with the development of such compounds while they were at Dermira; and

WHEREAS, Dermira wishes to grant a license to Licensee under all of Dermira’s intellectual property rights related to such Compounds (as defined below) to develop, manufacture and commercialize the Products in the Field in the Territory, as more fully set forth herein, and Licensee wishes to take such license, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this Article 1:

1.1 “Active Component” means a component that confers a therapeutic effect on a standalone basis.

1.2 “Affiliate” means any entity directly or indirectly controlled by, controlling or under common control with a Person, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of more than 50% (or the maximum ownership interest permitted by Applicable Law) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity.

1.3 “Analytical Release Testing and Characterization” means all activities associated with carrying out the analytical testing and release of the Products in the Territory. Such activities shall include: transferring test methods, developing and validating new analytical tests required in the Territory, amending the release specifications to be in compliance with local Applicable Laws, conducting the release testing of the Products in the Territory and final release of the Products (including raw materials, intermediates, drug substance and drug product).

1.4 “Applicable Law” means any applicable United States federal, state or local, or foreign or multinational law (including data protection and privacy laws), statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law. For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, order, writ, judgment, injunction, decree, stipulation, ruling or determination thereto.

1.5 “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in New York, New York or Indianapolis, Indiana, United States.

1.6 “Calendar Quarter” means each three (3)-month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.7 “Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year; provided, however, that (a) the first Calendar Year of the Term shall extend from the Effective Date through December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of expiration or termination of this Agreement.

1.8 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial (including a Phase IIa Clinical Trial and Phase IIb Clinical Trial), Phase III Clinical Trial, a Phase IIIb Clinical Trial or a Phase IV Clinical Trial, as the case may be.

1.9 “Combination Product” means (a) any product containing a Product and one or more other Active Components in a fixed-dose formulation, or (b) any combination of a Product sold together with another product containing an Active Component in a single package or container for a single price.

1.10 “Commercialize” means, with respect to the Products, to promote, market, distribute, sell (and offer for sale or contract to sell), import, export, or otherwise commercially exploit or provide product support for the Products and to conduct activities, other than Development or Manufacturing, in preparation for conducting the foregoing activities, including activities to produce commercialization support data and to secure and maintain market access and reimbursement. “Commercializing” and “Commercialization” shall have correlative meanings. For the avoidance of doubt, Commercialization does not include Development and Manufacturing.

1.11 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good-faith efforts to accomplish such objective in a diligent manner within a reasonable time period (or, if applicable, within any specified time period or by any specified or applicable deadline) as companies in the biopharmaceutical industry similarly situated to such Party at the relevant time would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Regulatory Approval, Manufacturing or Commercialization, as applicable, of the Compounds or Products by a Party, generally or with respect to any particular country in the Territory or any particular Product, such Party will be deemed to have exercised Commercially Reasonable Efforts if such Party, subject to this Section 1.11, has exercised those efforts normally used by companies in the biopharmaceutical industry similarly situated to such Party at the relevant time, in the relevant country, with respect to a compound, product or product candidate, as applicable, (a) which is of similar market potential in such country, and (b) which is at a similar stage in its development or product life cycle, as the applicable Product, in each case, taking into account, at the time such efforts are to be expended, issues of safety, efficacy or stability; product profile; intellectual property protection; stage of development or life cycle status; the competitive environment; market potential; and other relevant scientific, technical, operational and commercial factors.

1.12 “Competing Product” means any [***].

1.13 “Compound” (when used in the singular form) means any one of the following, separate and apart from all other of the following: (a) the IRAK Compound; (b) the ROR Compound; or (c) the MRGPRX2 Compound. “Compounds” (when used in the plural form) means more than one of the foregoing, collectively.

1.14 “Control” and “Controlled by” means, with respect to any Know-How, Invention, Patent, technology, copyright, trademark or other intellectual property right, a Person’s possession (whether by ownership, license grant or other means) of the legal right to grant the right to access or use, or to grant a license or a sublicense to, such Know-How, Invention, Patent Right, technology, copyright, trademark or other intellectual property right as provided for herein without violating the proprietary rights of any Third Party or any terms of any agreement or other arrangement between such Person (or any of its Affiliates) and any Third Party.

1.15 “CTA” means an application to the applicable Regulatory Authority, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.16 “Dermira-Owned Patents” means the Licensed Patents owned or Controlled by (but not including the Takeda-Owned Patents).

1.17 “Designated Officer” means a representative appointed by a Party for purposes of dispute resolution.

1.18 “Develop” means to research, develop, analyze, test and conduct preclinical trials, Clinical Trials (including, for the avoidance of doubt, Phase IV Clinical Trials and any preclinical/clinical/CMC commitments following Regulatory Approval) and all other regulatory trials, for the Compounds and Products, as well as any and all activities pertaining to manufacturing development, formulation development, medical affairs and lifecycle management (including the conduct of Phase IIIb Clinical Trials and Phase IV Clinical Trials not explicitly for registrational purposes and non-interventional studies), including new indications, new formulations and all other activities, including regulatory activities, related to securing and maintaining Regulatory Approval, for the Compounds and Product, all in accordance with the Development Plan. “Developing” and “Development” shall have correlative meanings.

1.19 “Development Activities” means those Development activities undertaken by or on behalf of a Licensee with respect to the Products in the Field in the Territory.

1.20 “Dollar” or “$” means the legal tender of the United States of America.

1.21 “European Marketing Approval” means a Regulatory Approval for a Product in one or more countries in the Key European Territory by the relevant Regulatory Authority that is necessary for the marketing and sale of such Product in the Key European Territory, as such approval may be amended from time to time as a consequence of any approved variation to the Product in the Key European Territory.

1.22 “Exclusivity Period” means, with respect to each Product, the period beginning on the Effective Date and ending on [***].

1.23 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.24 “FDA” means the United States Food and Drug Administration and any successor Regulatory Authority having substantially the same function.

1.25 “Field” means all uses including any and all therapeutic, diagnosis, prevention, amelioration and prophylactic uses.

1.26 “First Commercial Sale” means, with respect to a Product in any country in the Territory, the first shipment of such Product to a Third Party in such country for end use or consumption of the Product in such country after Regulatory Approval of the Product in such country.

1.27 “Force Majeure” means any unforeseeable circumstances whatsoever which are not within the reasonable control of the Party affected thereby, potentially including an act of God, war, act of terrorism, pandemic, insurrection, riot, strike or labor dispute, shortage of materials, fire, explosion, flood, government requisition or allocation, breakdown of or damage to plant, equipment or facilities, interruption or delay in transportation, fuel supplies or electrical power, embargo, boycott, order, or act of civil, military, or other Governmental Authority.

1.28 “Fully-Diluted Capital Stock” means, the sum of (i) all shares of the capital stock of Licensee that are issued and outstanding, (ii) any outstanding options, warrants or similar securities, vested or unvested, and (iii) any shares reserved under Licensee’s 2020 Stock Plan (the “Plan”), excluding any increase to the Plan in connection with the Qualified Financing.

1.29 “Generic Product” means, with respect to a Product with a single active pharmaceutical ingredient, with respect to a particular country, a pharmaceutical product that (a) contains the applicable Compound, (b) is approved for use in such country pursuant to a Regulatory Approval process governing approval of generic, interchangeable, or biosimilar biologics based on the then-current standards for Regulatory Approval in such country, whether or not such Regulatory Approval was based upon clinical data generated by one or more parties pursuant to this Agreement or was obtained using an abbreviated, expedited, or other process, and (c) is sold in the same country as such Product by any Third Party that is not a Related Party and did not purchase such product directly or indirectly from any of Licensee or its Related Parties. A Product shall not constitute a Generic Product under this Agreement with respect to any other Product.

1.30 “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity and confidentiality of trial subjects.

1.31 “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.32 “Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (b) the principles detailed in the ICH Q7 guidelines, and (c) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.33 “Government Official” means: (a) any officer or employee of: (i) a government, or any department, agency, or instrumentality thereof; (ii) a government-owned or -controlled company, institution or other entity, including a government-owned hospital or university; or (iii) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department, agency, or instrumentality thereof; (b) any political party or party official or candidate for public or political party office; and (c) any person acting in an official capacity on behalf of any of the foregoing.

1.34 “Governmental Authority” means any United States federal, state or local, or any foreign government or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body. For clarity, any Regulatory Authority shall be a Governmental Authority.

1.35 “IND” means an investigational new drug application, clinical trial authorization or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.36 “Initiation” means, with respect to a Clinical Trial, the first dosing of the first human patient in such Clinical Trial.

1.37 “Internal Compliance Codes” shall mean a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party-Specific Regulations, and such Party’s internal ethical, medical and similar standards.

1.38 “Invention” means any discovery or invention, whether or not patentable, conceived or otherwise made by or on behalf of either Party, or by both Parties, or, in each case, their respective Affiliates, under this Agreement.

1.39 “IRAK” means interleukin-1 receptor associated kinase.

1.40 “IRAK Compound” means (a) the compounds described in Schedule A(i) and (b) any salt, free acid, free base, crystal, co-crystal, hydrate, hemihydrate, anhydride, solvate, polymorph, complex, prodrug, metabolite, ester, isomer, tautomer or enantiomer of such compounds.

1.41 “IRAK Patents” means the Patents set forth on Schedule B(i) and any Related Patents, in each case, to the extent Controlled by Dermira or its Subsidiaries as of the Effective Date or at any time during the Term.

1.42 “IRAK Product” means any and all pharmaceutical products containing or comprising an IRAK Compound in any form, dosage, presentation or formulation, and whether alone, or in combination with, one or more other pharmaceutically active or inactive ingredients.

1.43 “Key European Territory” means the United Kingdom, France, Germany, Spain, and Italy.

1.44 “Know-How” means all technical, scientific, regulatory and other information, results, knowledge, techniques and data, in whatever form and whether or not confidential, patented or patentable, including Inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and preclinical and clinical data), formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions. Know-How does not include any Patent claiming any of the foregoing.

1.45 “Lead Investor” means the investor purchasing securities in exchange for the largest amount of cash gross proceeds to Licensee in the Qualified Financing.

1.46 “Licensed Know-How” means any and all Know-How, whether or not patented or patentable, to the extent Controlled by Dermira or its Subsidiaries as of the Effective Date or at any time during the Term that is necessary or reasonably useful in connection with the Development, Manufacture, Commercialization or other use of the Compounds or Products. For the avoidance of doubt, “Licensed Know-How” shall [***].

1.47 “Licensed Patents” means the IRAK Patents, ROR Patents and MRGPRX2 Patents.

1.48 “Licensed Technology” means the Licensed Know-How and Licensed Patents.

1.49 “Licensee Know-How” means any and all Know-How, whether or not patented or patentable, to the extent Controlled by, or on behalf of, Licensee or its Affiliates as of the Effective Date or at any time during the Term that is necessary or reasonably useful in connection with the Development, Manufacture, Commercialization or other use of the Compounds or Products.

1.50 “Licensee Patent” means any Patent that (a) is Controlled by Licensee (or its Affiliates) as of the Effective Date or comes under the Control of Licensee (or its Affiliates) during the Term (other than as a result of the licenses granted by Dermira to Licensee under this Agreement) and (b) that would be infringed by the Development, Manufacture, Commercialization or use of the Compounds or Products or that claims or covers Licensee Know-How.

1.51 “Licensee Technology” means the Licensee Know-How and Licensee Patents.

1.52 “Manufacture” means, with respect to a Product, the receipt, handling and storage of active pharmaceutical ingredients, drug substance or drug product, medical devices and other materials, the manufacturing, processing, packaging and labeling, holding (including storage), quality assurance and quality control testing (including release) of such Product (other than quality assurance and quality control related to development of the manufacturing process, which activities shall be considered Development activities) and shipping of such Product. “Manufactured” or “Manufacturing” shall have correlative meanings.

1.53 “Manufacturing Development Activities” means development of test methods, stability testing, formulation development, process development, quality assurance activities, quality control activities, qualification and validation activities, analytic process development, manufacturing process validation, scale-up, and all other activities, including CMC-related activities, necessary for or related to the Manufacture of the Products for use in the Field in the Territory.

1.54 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell the Products (but excluding Pricing Approval) in any particular country or regulatory jurisdiction.

1.55 “Medical Science Liaison” means an individual who is employed by or on behalf of Licensee or its Affiliates and who provides educational services and other educational efforts directed towards the medical or scientific community.

1.56 “Milestone Payment” means any Development Milestone Payment or Product Sales Milestone Payment.

1.57 “MRGPRX2” means Mas-related G-protein-coupled receptor X2.

1.58 “MRGPRX2 Compound” means (a) certain antagonists of MRGPRX2 more particularly described in Schedule A(iii); and (b) any salt, free acid, free base, crystal, co-crystal, hydrate, hemihydrate, anhydride, solvate, polymorph, complex, prodrug, metabolite, ester, isomer, tautomer or enantiomer of such compounds.

1.59 “MRGPRX2 Patents” means the Patents set forth on Schedule B(iii) and any Related Patents, in each case, to the extent Controlled by Dermira or its Subsidiaries as of the Effective Date or at any time during the Term.

1.60 “MRGPRX2 Product” means any and all pharmaceutical products containing or comprising an MRGPRX2 Compound in any form, dosage, presentation or formulation, and whether alone, or in combination with, one or more other pharmaceutically active or inactive ingredients.

1.61 “Net Sales” means, with respect to a Product, the gross amount invoiced by Licensee or a Related Party thereof to any Non-Related Party for such Product in the Territory, less the following items consistent with U.S. Generally Accepted Accounting Principles (“GAAP”) consistently applied (but only to the extent attributable to such Product and to the extent actually incurred, given, accrued or specifically allocated for):

(a) trade, quantity and cash discounts allowed;

(b) discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price of such Product;

(c) Products returns and allowances; and

(d) any tax imposed on the production, sale, delivery or use of the Product, including sales, use, excise or value added taxes (to the extent that such value added taxes are not reimbursable or refundable), specifically excluding, for clarity, any income taxes assessed against the income arising from such sale.

In the event that the Licensed Product is sold as part of a Combination Product, the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Licensed Product when sold separately in finished form, and B is the weighted average sale price of the other compound(s) or ingredient(s) sold separately in finished form.

In the event that the weighted average sale price of the Licensed Product can be determined but the weighted average sale price of the other compound(s) or ingredient(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other compound(s) or ingredient(s) can be determined but the weighted average sale price of the Licensed Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other compound(s) or ingredient(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Licensed Product and the other compound(s) or ingredient(s) in the Combination Product cannot be determined, the Net Sales of the Licensed Product shall be deemed to be equal to the mutually agreed percentage of the Net Sales of the Combination Product; provided, that if the Parties are unable to agree on such relative value within 30 days of commencement of discussions with respect to such relative value, despite their good-faith efforts, then such percentage shall be [***].

The weighted average sale price for a Licensed Product, other compound(s) or ingredient(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty-reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Licensed Product, other compound(s) or ingredient(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into Dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Licensed Product, other compound(s) or ingredient(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Licensed Product, other compound(s) or ingredient(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year. Such amounts shall be determined from the books and records of Licensee or a Related Party maintained in accordance with GAAP, consistently applied. Licensee further agrees in determining such amounts, it will use and will require its Related Parties to use Licensee’s then-current standard procedures and methodology, including currency conversion as provided in Section 7.10.

For the avoidance of doubt, under no circumstances will Net Sales be [***].

In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

1.62 “Non-Related Parties” means, with respect to a Party, any Person that is not a Related Party of such Person.

1.63 “Party-Specific Regulations” shall mean all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.64 “Patent Rights” means Dermira’s rights in any subject matter claimed in any U.S. or foreign patent applications or patents that claim priority to any of the Licensed Patents.

1.65 “Patent Term Extension” means any term extensions, supplementary protection certificates, Regulatory Exclusivity and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.66 “Patents” means any and all patent applications and issued patents.

1.67 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.

1.68 “Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by Applicable Laws, or by either Party in any of its own privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person, whether or not such information is associated with an identified individual person.

1.69 “Phase I Clinical Trial” means a human clinical trial in a country, the principal purpose of which is preliminary determination of the safety, metabolism and pharmacokinetic properties and clinical pharmacology of a Compound in healthy individuals or patients as described in 21 C.F.R. § 312.21(a), or similar clinical study in a country other than the U.S.

1.70 “Phase II Clinical Trial” means an adequate and well-controlled human clinical trial in a country, the principal purpose of which is a preliminary determination of the efficacy and safety of a Product for an indication in a target population of patients being studied, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of the applicable Compound (dose and dose regimen) for such indication prior to initiation of the pivotal Phase III Clinical Trials for such indication as described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the U.S.

1.71 “Phase IIa Clinical Trial” means that part of the Phase II Clinical Trial designed to assess dosing requirements and efficacy of a Product. For the purposes of this Agreement, “completion of a Phase IIa Clinical Trial” means that stage of the Phase II Clinical Trial when the efficacy of a Product as specified in the Development Plan has been observed and properly recorded.

1.72 “Phase IIb Clinical Trial” means a clinical study subsequent to a Phase IIa Clinical Trial, specifically designed to include a comparison of a Product to an accepted standard of care in a larger number of patients which represents a more rigorous demonstration of the efficacy and safety of the Product in the target patient population to define the optimal regimen to evaluate in a Phase III Clinical Trial.

1.73 “Phase III Clinical Trial” means a human clinical trial of a compound or product for an indication on a sufficient number of subjects that is designed to establish that the compound or product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support Regulatory Approval of the compound or product for such indication or label expansion of the compound or product. For clarity, the term “Phase III Clinical Trials” includes early access and compassionate use programs.

1.74 “Phase IIIb Clinical Trial” means a human clinical trial of a compound or product for an indication that (a) is not required for receipt of Regulatory Approval for such indication for a country but which may be useful in providing additional drug profile data in support of such Regulatory Approval or, as applicable, Pricing Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval), or (b) is required, requested or advised by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining such Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval).

1.75 “Phase IV Clinical Trials” means a human clinical trial, or other test or study, of a compound or product for an indication that is commenced after receipt of the initial Regulatory Approval for such indication in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the compound or product for such indication (and which may include investigator sponsored clinical trials), including a clinical trial conducted due to the request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval.

1.76 “Pre-Marketing” means all sales and marketing activities undertaken prior to and in preparation for the launch of the Products in the Territory. Pre-Marketing shall include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of a Product in a given country or other regulatory jurisdiction in the Territory.

1.77 “Pricing Approval” means, with respect to any country where a Governmental Authority authorizes reimbursement or access, or approves or determines pricing, for pharmaceutical products, receipt (or, if required to make such authorization, approval of determination effective publication) of such reimbursement or access authorization or pricing approval or determination (as the case may be).

1.78 “Product” (when used in the singular form) means any one of the following, separate and apart from all other of the following: (a) any and all IRAK Products; (b) any and all ROR Products; or (c) any and all MRGPRX2 Products. “Products” (when used in plural form) means more than one of the foregoing IRAK Products, ROR Products, and/or MRGPRX2 Products, collectively.

1.79 “Product Approval” means, with respect to a Product, the approval of a Governmental Authority necessary for the marketing and sale of such Product in a given country or regulatory jurisdiction, which may include the approval of an MAA (but shall not include any Pricing Approvals).

1.80 “Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding any Product sold by or on behalf of Licensee (or any of its Related Parties or permitted distributors) in the Territory, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.81 “Product Specifications” means those Manufacturing, performance, quality- control, and Packaging and Labeling specifications for the Products in the Territory, as such specifications may be amended from time to time pursuant to the terms of this Agreement.

1.82 “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than the Products labels and package inserts) for marketing, advertising and promoting of the Products in the Field in the Territory, for use (a) by a Sales Representative or (b) in advertisements, web sites or direct mail pieces.

1.83 “Qualified Financing” means the first equity financing in a transaction or series of related transactions resulting in aggregate gross proceeds to Licensee from a Person other than a founder of Licensee ([***]) of at least [***], including the principal amount of Licensee’s outstanding indebtedness that (a) is owed to unrelated third parties and (b) converts in such equity financing.

1.84 “Regulatory Approval” means, with respect to any Product in any regulatory jurisdiction for a given indication, approval from the applicable Regulatory Authority permitting the manufacture, distribution, use and sale of such Product in such regulatory jurisdiction for such indication in accordance with Applicable Law, including any Pricing Approvals.

1.85 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing Approval of a Product in such country or regulatory jurisdiction.

1.86 “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Products (including information in any applicable Drug Master Files (DMFs), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).

1.87 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to the Products other than a Patent right.

1.88 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain marketing authorization, market, sell or otherwise Commercialize the Products in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs, CTAs, Imported Drug Licenses (IDLs), presentations, responses and applications for other Product Approvals.

1.89 “Related Parties” means, (a) with respect to Dermira, its Subsidiaries, and (b) with respect to Licensee, its (i) Affiliates and (ii) Sublicensees of the rights granted to Licensee hereunder (excluding distributors).

1.90 “Related Patents” means, with respect to a Patent, (a) any provisionals, re- examinations, continuations, continuations-in-part claiming the same subject matter, extensions, term restorations, renewals, divisionals, reissues, renewals and any Patents resulting therefrom; (b) corresponding international patent applications, including supplementary protection certificates, or other administrative protections; and (c) all rights to apply in any or all countries of the world for such patent applications and issued patents including all rights provided by multinational treaties or conventions for any of the foregoing.

1.91 “ROR” means retinoic-acid receptor related orphan receptor.

1.92 “ROR Compound” means (a) the compounds described in Schedule A(ii) and (b) any salt, free acid, free base, crystal, co-crystal, hydrate, hemihydrate, anhydride, solvate, polymorph, complex, prodrug, metabolite, ester, isomer, tautomer or enantiomer of such compounds.

1.93 “ROR Patents” means the Patents set forth on Schedule B(ii) and any Related Patents, in each case, to the extent Controlled by Dermira or its Subsidiaries as of the Effective Date or at any time during the Term.

1.94 “ROR Product” means any and all pharmaceutical products containing or comprising an ROR Compound in any form, dosage, presentation or formulation, and whether alone, or in combination with, one or more other pharmaceutically active or inactive ingredients.

1.95 “Royalty Term” means, with respect to each Product on a country-by-country basis in the Territory, the period of time beginning on the First Commercial Sale of such Product in such country and ending the later of (a) the expiration of the last to expire Valid Claim claiming or covering the Compound or Product or the Manufacture or use thereof in such country, (b) ten (10) years from the First Commercial Sale of such Product in such country, or (c) the Regulatory Exclusivity period for the Product in such country.

1.96 “Sales Representative” means an individual who is employed by a Party and who performs details and other promotional efforts with respect to the Product.

1.97 “Specified Person” means any company in the biopharmaceutical industry with greater than [***] of pharmaceutical net sales or a market capitalization that exceeds [***].

1.98 “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which, (a) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, either (i) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (ii) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

1.99 “Takeda” means Takeda Pharmaceutical Company Limited.

1.100 “Takeda License” means that certain Exclusive Option and License Agreement, dated August 29, 2016, by and between Dermira and Takeda, as amended from time to time.

1.101 “Takeda-Owned Patents” means the Licensed Patents owned or Controlled by Takeda and licensed to Dermira pursuant to the Takeda License (but not including the Dermira-Owned Patents).

1.102 “Territory” means worldwide, with the exception of geographies subject to U.S. comprehensive sanctions at the relevant time (as of the Effective Date, Cuba, Crimea Region of Ukraine, Iran, North Korea, Syria, and Venezuela).

1.103 “Third Party” means any Person other than Lilly, Dermira, Licensee or their respective Affiliates.

1.104 “Training Materials” means all Product-related training materials, including learning units and other printed, audio, web-based or video training materials, branded or unbranded, relating or referring to Product, Product-related disease states and Product sales orientation assessment tests and refresher tests.

1.105 “United States” or “U.S.” means the United States of America and its possessions and territories.

1.106 “Valid Claim” means, with respect to a particular country in the Territory, (a) a claim of an issued and unexpired Licensed Patent, or Licensee Patent that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal, and (ii) has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a bona fide claim of a pending patent application included within the Licensed Patents or Licensee Patents that has not been (i) cancelled, withdrawn or abandoned without being re-filed in another application in the applicable jurisdiction, or (ii) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal.

1.107 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“[***]”	2.5.5
“Anti-Corruption Laws”	9.5.1
“Audit”	7.12
“Bankrupt Party”	13.7
“Breaching Party”	12.2
“Claim”	10.1
“Commercialization Data”	5.6
“[***]”	2.5.1
“[***]”	2.5.1
“Confidential Information”	11.1.1
“COVID Event”	15.2
“Development Data”	3.6
“Development Milestone”	7.2
“Development Milestone Notice”	7.2
“Development Milestone Payment”	7.2
“Development Plan”	3.3.1
“Dispute”	14.1
“[***]”	2.5.2
“Indemnified Party”	10.3.1
“Indemnifying Party”	10.3.1
“Initial Development Plan”	3.3.2
“[***]”	2.9
“Losses”	10.1
“[***]”	2.5.3
“Packaging and Labeling”	6.3
“Product Sales Milestone”	7.3
“Product Sales Milestone Notice”	7.3
“Product Sales Milestone Payment”	7.3
“Product Trade Dress”	5.5.1
“Product Trademark”	5.5.1
“Qualified Financing Closing”	7.14

“Qualified Financing Documentation”	7.14
“Royalty Payments”	7.4
“[***]”	2.5.5
“Sublicensee”	2.3.2
“Technology Transfer Period”	2.7
“Term”	12.1
“Trade Laws”	9.5.1
“Upfront License Fee”	7.1
“VAT”	7.9.1

ARTICLE 2

LICENSES

2.1 Grant to Licensee. Subject to the terms and conditions of this Agreement, Dermira hereby grants to Licensee during the Term an exclusive (even as to Dermira and its Affiliates, but subject to Sections 2.2.2 and 2.9), payment-bearing license (with the right to sublicense solely in accordance with Section 2.3.2) under and with respect to the Licensed Technology to (a) Develop and Manufacture the Products in the Field in the Territory for purposes of Commercializing the Products in the Field in the Territory and (b) Commercialize the Products in the Field in the Territory.

2.2 Additional Licensing Provisions.

2.2.1 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party, whether by implication, estoppel or otherwise.

2.2.2 Reserved Rights. The Parties hereby agree and acknowledge that nothing contained herein shall limit or otherwise restrict the ability of Dermira or its Affiliates or licensees to use the Licensed Technology for research purposes. and its Affiliates’

2.3 Performance by Affiliates and Sublicensees.

2.3.1 Performance by Affiliates. Dermira recognizes that Licensee may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that Licensee shall remain responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance, and Licensee shall be liable for the acts or omissions of its Affiliates under or in connection with this Agreement (as if such acts or omission were those of Licensee). Licensee hereby expressly waives any requirement that Dermira exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against Licensee.

2.3.2 Sublicensees. Licensee shall have the right (but not the obligation) to sublicense those rights granted to it under Section 2.1 only as set forth in, and subject to the terms and conditions of, this Section 2.3.2. During the Exclusivity Period for a Product, Licensee may only grant sublicenses with respect to such Product with the prior written consent of Dermira, which consent may be withheld in Dermira’s sole discretion. After the end of the Exclusivity Period for a Product, Licensee may grant one or more sublicenses with respect to such Product to any Person (other than a Specified Person during the applicable [***]), provided that Licensee provides prior written notice (at least [***] Business Days in advance) to Dermira of any sublicenses to be granted, which shall include in each case a description of the rights to be granted and the purpose therefor, the identity of the proposed Sublicensee and the countries involved. Each Affiliate or other Person to which any such sublicense is granted is referred to herein as a “Sublicensee.” Licensee shall remain responsible for the performance by each of its Sublicensees and shall cause each of its Sublicensees to comply with the applicable provisions of this Agreement, and Licensee shall be liable for the acts or omissions of its Sublicensees under or in connection with this Agreement (as if such acts or omission were those of Licensee). Without limiting the foregoing, Licensee shall: (x) ensure that each of its Sublicensees accepts in writing all applicable terms and conditions of this Agreement, including the non-compete, reporting, audit, inspection and confidentiality provisions hereunder; (y) under the agreements between Licensee and each of its Sublicensees, include a provision pursuant to which either (a) [***] or (b) [***], provided that, in each case, [***], in each case, [***]; and (z) [***]. During the Exclusivity Period for a Product, a Sublicensee shall [***], and each Sublicensee shall [***]. For the avoidance of doubt, (i) Licensee will remain directly responsible for all amounts owed to Dermira under this Agreement, and (ii) each Sublicensee is subject to the negative and restrictive covenants set forth in Sections 2.3.2 and 2.4, respectively. Licensee hereby expressly waives any requirement that Dermira exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against Licensee. Notwithstanding anything to the contrary, (A) all sublicenses granted hereunder shall automatically terminate upon expiration or termination of this Agreement for any reason and (B) [***]. Without limiting Licensee’s responsibility for the performance of its Sublicensees hereunder or its liability for acts of omissions of its Sublicensees, any obligation of Licensee under this Agreement may be satisfied by a Related Party.

2.4 Restrictive Covenant. Licensee hereby covenants and agrees that it shall not (and shall cause its Related Parties not to), either directly or indirectly, perform late stage development of (i.e., initiate a Phase III Clinical Trial) or commercialize (i.e., submitting any application(s) for Regulatory Approval for and selling) any Competing Products in the Territory.

2.5 [***]

2.6 Data Transfer. During the [***] months after the Effective Date, Dermira will, at Dermira’s expense, provide to Licensee all information and Dermira Know-How pertaining to the Products in possession (including pre-clinical and clinical data).

2.7 Technology Transfer. During the [***] months following the Effective Date, Dermira, at Dermira’s expense, shall transfer to Licensee all (i) technical information, materials (including any material comprising a Compound held by a contract manufacturer on behalf of Dermira) and processes in Dermira’s possession necessary to permit and enable Licensee or its Affiliates to solely Develop and Manufacture the Products pursuant to the terms of this Agreement, and (ii) all regulatory filings or applications in Dermira’s name for any Product as provided in Section 4.2.2 (the “Technology Transfer Period”). For the avoidance of doubt, the foregoing shall [***]. The technology transfer shall occur in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred Dermira Know-How and regulatory documentation are preserved in all material respects. The implementation and transfer of information pursuant hereto shall be conducted through electronic, email and teleconference consultation between the Parties; provided that Dermira shall not be required to conduct any on-site or in-person consultation in connection therewith unless Licensee reimburses Dermira for any travel expenses. For clarity, Licensee shall not be responsible for any Development or Manufacturing related costs associated with such technology transfer, including lab runs, pilot scale testing and demo batches.

2.8 Takeda License. Licensee acknowledges that Dermira has sublicensed to Licensee under this Agreement certain Patents owned by Takeda and that the rights granted by Dermira to Licensee hereunder are limited to the maximum extent of the rights permitted to be sublicensed under the Takeda License. In the event of any conflict or inconsistency with respect to any rights that Dermira purports to grant to Licensee under this Agreement and the rights granted by Takeda to Dermira under the Takeda License, the Takeda License shall control (including with respect to Article 8). Licensee accepts and shall comply with all of the applicable terms and conditions of the Takeda License as if Licensee were a party thereto, and in connection therewith, Licensee shall remain responsible for the acts and omissions of its Affiliates, Sublicensees, and subcontractors; similarly, Dermira accepts and shall comply with all of the applicable terms and conditions of the Takeda License and shall not take or omit to take any action in its control that could be construed as a violation of such terms and conditions. Neither Dermira nor its Affiliates shall amend nor waive any right under the Takeda License that affects the Licensed Patents or Licensed Products, or otherwise affects the rights granted by Delmira to Licensee hereunder, without the express prior written consent of Licensee. Each Party acknowledges and agrees that any act or omission of such Party that would reasonably be expected to be a material breach under the Takeda License will be deemed a material breach of this Agreement. Licensee shall timely take all actions reasonably necessary, including timely providing to Dermira all information in Licensee’s possession reasonably necessary, for Dermira to comply with its obligations under the Takeda License. Without limiting the foregoing, Licensee shall provide to Dermira the information necessary, in the format necessary, for Dermira to comply with its royalty reporting obligations under the Takeda License, no later than five (5) Business Days prior to the date that the applicable reporting is due to Takeda under the Takeda License.

2.9 [***]

ARTICLE 3

DEVELOPMENT

3.1 Overview of Development. Subject to the terms and conditions of this Agreement, Licensee shall be responsible for the Development of the Products for use in the Field in the Territory as set forth herein. Licensee shall use Commercially Reasonable Efforts to conduct, in accordance with the Development Plan, the Development Activities, including bridging studies, clinical studies, and Clinical Trials (including post-Regulatory Approval studies). Licensee shall use Commercially Reasonable Efforts to perform the Development Activities for each Product to (a) enable obtaining Regulatory Approval in the Territory for each Product in the Field and (b) maximize the commercial potential for each Product in the Field in the Territory.

3.2 Objectives under the Development Plan.

3.2.1 Development Activities. Licensee shall use Commercially Reasonable Efforts to carry out the Development Activities for each Product under the applicable Development Plan in accordance with the time frames set forth therein and in a manner designed to achieve successful Development and Regulatory Approval of the Compounds or Products in the Territory.

3.2.2 Compliance. Licensee shall conduct the Development Activities in accordance with sound and ethical business and scientific practices, and in compliance with all Applicable Laws, including GCPs and GLPs, and also including all applicable pharmacovigilance, data privacy and data protection laws in the Territory as applicable. In addition, Licensee shall not use in any capacity, in connection with its Development (or Commercialization) of the Compounds or Products hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Applicable Laws outside of the U.S.), or who is the subject of a conviction described in such section, and Licensee shall inform Dermira in writing promptly if it or any Person who is performing services for Licensee hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Applicable Laws outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to Licensee’s knowledge, is threatened, relating to the debarment of Licensee or any Person used in any capacity by Licensee in connection with its Development (or Commercialization) of the Compounds or Products hereunder.

3.3 Development Plan.

3.3.1 General. In connection with the Development of the Products for use in the Field in the Territory, Licensee shall conduct Development Activities pursuant to a comprehensive development plan established by Licensee in its discretion (the “Development Plan”). The Development Plan shall set forth, among other things, the following:

(a) any preclinical studies, toxicology studies, pharmaco-economic studies and other clinical studies (including Phase IV Clinical Trials) necessary for obtaining and maintaining Regulatory Approval in the Territory, with respect to each Product in the Field in the Territory;

(b) all regulatory plans for obtaining and maintaining Regulatory Approvals in the Field for each Product in each country or regulatory jurisdiction in the Territory; and

(c) the timeline for completing such Development Activities.

3.3.2 Initial Development Plan. The initial Development Plan for the Products (the “Initial Development Plan”) is attached hereto as Schedule C.

3.3.3 Updating and Amending Development Plan. Licensee shall, during the fourth (4th) Calendar Quarter of each Calendar Year, review and update, as appropriate, the then-current Development Plan to reflect any material changes, reprioritizations of, or additions to the Development Plan. Licensee shall provide such updated Development Plan to Dermira [***]. Dermira may, at its discretion, provide comments on such updated Development Plan within [***] days of receipt and Licensee will consider any such comments in good faith. Once Licensee has considered, and to the extent applicable, incorporated at Licensee’s discretion any comments by Dermira (but in no case later than [***] days from receipt of such comments), it shall provide Dermira with a copy of such amended Development Plan, which will become effective and supersede the previous Development Plan upon Dermira’s receipt or, if no comments are provided by Dermira, at the end of Dermira’s [***]-day comment period, provided that only the first two sentences of this Section 3.3.3 shall apply to a Product after the expiration of the applicable Exclusivity Period (and the applicable [***]) for such Product.

3.4 Development Costs. Licensee shall be solely responsible for 100% of all (a) Development costs incurred with respect to any Development Activities or any Analytical Release Testing and Characterization and (b) costs incurred associated with any Manufacturing Development Activities.

3.5 Records, Reports and Information.

3.5.1 General. Licensee shall, and shall cause each of its Related Parties to, maintain current and accurate records of all work conducted by it under the Development Plan and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with the Development Activities)). Such records shall properly reflect all work done and results achieved in the performance of the Development Activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Licensee shall document all preclinical studies and clinical trials to be conducted pursuant to the Development Plan in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines.

3.5.2 Status Updates in the Territory. Each Calendar Quarter, Licensee shall provide Dermira and, at Dermira’s request, Lilly with reports detailing the Development Activities under the Development Plan, and the results thereof, provided that after the expiration of the applicable Exclusivity Period (and the applicable [***]) for a Product, Licensee’s obligations pursuant to this Section 3.5.2 shall be semi-annual for such Product. Without limiting the foregoing, upon request by Licensee shall promptly, but in any event within [***] Business Days after receipt of request, provide to copies of any material documents or correspondence received from any Regulatory Authority related to Development Activities.

3.5.3 Access to Records. Dermira shall have the right to review all records under the Development Plan maintained by Licensee at reasonable times, upon written request, in accordance with Section 7.13.

3.6 Ownership of Development Data. All data (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information), Know-How and other results generated by or resulting from or in connection with the Development of the Products by Licensee, including relevant laboratory notebook information, screening data, Regulatory Data and synthesis schemes, including descriptions in any form, data and other information (collectively, the “Development Data”), shall be owned solely and exclusively by Licensee and shall be Confidential Information of Licensee (and Licensee shall obtain from all of its Affiliates, Sublicensees and subcontractors the right to use such Development Data).

3.7 Development Diligence Failures. If Licensee fails to satisfy the requirements set forth in Section 3.1 with respect to the Development of any of the Products in the Field in the Territory or Licensee is not using Commercially Reasonable Efforts with respect to the Development of any of the Products in a given country or countries in the Territory, then Dermira may raise such issue by notice to Licensee. If, within [***] days following Licensee’s receipt of any such notice from Dermira, Licensee has not remedied the issues identified by Dermira in such notice, then Dermira shall have the right to terminate this Agreement with respect to such Product, either in its entirety or on a country-by-country basis, at its option.

ARTICLE 4

REGULATORY

4.1 Regulatory Data and Regulatory Materials. Within 30 days after the Effective Date, Dermira and Licensee shall meet and agree upon the portion of Regulatory Materials and Regulatory Data in Dermira’s possession that relates to the Compounds, Products or Licensed Technology and that is necessary for Licensee to perform its obligations hereunder, and Dermira shall thereafter use Commercially Reasonable Efforts to provide Licensee with such Regulatory Materials and Regulatory Data in the current “as-is” form and format within 60 days after the Effective Date. Licensee may only use the Regulatory Materials and Regulatory Data provided by Dermira hereunder in accordance with the rights granted to Licensee under Section 2.1.

4.2 Regulatory Filings and Regulatory Approvals.

4.2.1 General Responsibilities; Ownership of Regulatory Approvals. Licensee shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining the Regulatory Approvals for the Products in the Field in the Territory (including in connection with Patient Information Leaflets, labeling and packaging for the Products in the Field in the Territory) and Licensee shall submit such Regulatory Materials, as applicable, to the applicable Governmental Authorities in the Territory. For clarity, to the extent allowed by Applicable Laws, all Regulatory Approvals for the Products in the Field in the Territory shall be held and owned by Licensee in its name.

4.2.2 Pricing Approvals. To the extent that a given country or regulatory jurisdiction in the Territory requires Pricing Approval for sale of the Products in the Field in such country or regulatory jurisdiction, Licensee shall (to the extent permitted by Applicable Laws) be solely responsible for (and shall use Commercially Reasonable Efforts toward) obtaining and maintaining Pricing Approvals in such countries and regulatory jurisdictions. Without limiting the foregoing, Licensee shall use Commercially Reasonable Efforts to apply for Pricing Approvals in each country or regulatory jurisdiction in the Territory where Pricing Approvals are required for the sale of the Products in the Field no later than [***] days following the receipt of the Product Approval in such country or regulatory jurisdiction.

4.2.3 Cost of Regulatory Activities. All regulatory costs incurred in connection with the preparation of Regulatory Materials for, and obtaining of Product Approvals in, the Field in the Territory for the Products shall be borne solely by Licensee, and Licensee shall be responsible for all regulatory costs involved in the maintenance of all Regulatory Approvals for the Products in the Field in the Territory.

4.2.4 Reporting and Review. Licensee acknowledges that Dermira is party to certain agreements with Lilly pursuant to which Dermira keeps Lilly apprised of the Development and Commercialization of the Products. In connection therewith, Dermira shall permit Licensee to communicate with Lilly directly to keep Lilly apprised of the Development Plan, and Licensee shall prepare written reports of such Development Activities no less frequently than every Calendar Quarter. Additionally, Licensee shall keep Dermira reasonably and regularly informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, Regulatory Approvals and Pricing Approvals, in each case with respect to the Products for sale in the Field in the Territory. Such updates provided to Lilly and Dermira, respectively, under this Section 4.2.4 shall be provided in writing and shall include all data and results produced in such Development that is available to Licensee for the preceding Calendar Quarter, together with Licensee’s written assessment of such results. Upon completion of a Phase IIa Clinical Trial of a Product, such reports shall in any event be updated and promptly delivered to Dermira and to Lilly. Licensee shall make appropriate personnel reasonably available to answer questions from Dermira regarding such data or results. The reporting obligations in this Section 4.2.4 would continue for each Product until such Product is sublicensed or sold to a Third Party.

4.3 No Other Regulatory Filings. Except as otherwise expressly set forth in this Article 4, Licensee (and its Affiliates) shall not file any Regulatory Materials or Regulatory Approvals for any products other than the Licensed Products that are otherwise based on any Licensed Patents.

4.4 Pharmacovigilance and Medical Inquiries.

4.4.1 Pharmacovigilance. Licensee, as the holder of the Product Approvals in the Territory, shall be responsible for all Pharmacovigilance responsibilities related to the Products in the Field in the Territory in accordance with Applicable Laws.

4.4.2 Medical Inquiries for the Product. Following the Effective Date, subject to Section 4.2.1, Licensee shall be responsible for handling all medical questions or inquiries in the Field in the Territory, including all Product Complaints, with regard to any Products sold by or on behalf of Licensee (or any of its Related Parties), in each case in accordance with Applicable Laws and this Agreement. Licensee shall be responsible for handling any Product Complaints related to the Development, Commercialization and Manufacture of the Products in the Field in the Territory, and Dermira shall refer all such Product Complaints to Licensee.

4.5 Regulatory Authority Communications Received by a Party.

4.5.1 General. Licensee shall promptly provide Dermira with a summary of notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority which (a) raises any material concerns regarding the safety or efficacy of the Products, (b) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Products, (c) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Products, or (d) relates to expedited and periodic reports of adverse events with respect to the Products or Product Complaints, and which may have an adverse impact on Regulatory Approval or the continued Commercialization of the Product. Licensee shall be solely responsible for responding to any such communications relating to the Products in the Field in the Territory. Upon request by Dermira, Licensee shall also promptly provide Dermira with a copy of all material correspondence received from a Regulatory Authority specifically regarding the matters referred to above.

4.5.2 Disclosures. In addition to its obligations under this Agreement, Licensee shall disclose to Dermira (and in the case of Dermira, Dermira shall have the right to subsequently disclose to its designees) the following regulatory information:

(a) All material information pertaining to actions taken by Regulatory Authorities, in connection with the Products in the Field, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Products in the Field, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Product. Without limiting the generality of the foregoing, Licensee shall promptly inform Dermira of any inspections, proposed regulatory actions, investigations or requests for information or a meeting by any Regulatory Authority with respect to the Products in the Field.

(b) All information pertaining to notices from Regulatory Authorities, regarding non-compliance with Applicable Laws in connection with the Products in the Field, including receipt of a warning letter or other notice of alleged non- compliance from any Regulatory Authority relating to the Products in the Field promptly; provided, however, that Licensee shall be entitled to redact those portions thereof to the extent not related to the Products in the Field.

4.6 Recall, Withdrawal, or Market Notification of Product. In the event that any Governmental Authority threatens or initiates any action to remove any Product from the market in the Field in the Territory, Licensee shall notify Dermira of such communication promptly. Licensee shall determine whether to initiate any recall, withdrawal or market notification of the Product in the Field in the Territory. Licensee shall use Commercially Reasonable Efforts to utilize a batch tracing system which will enable Licensee to identify, on a prompt basis, customers within the Territory who have been supplied with Product of any particular batch, and to recall such Product from such customers as set forth in this Section 4.6. All costs and expenses associated with implementing a recall, withdrawal or market notification with respect to the Products in the Field in the Territory shall be borne by Licensee.

4.7 Regulatory Diligence. In the event that Licensee determines at any time during the Term that it is not economically feasible to incur the costs necessary to obtain and maintain Regulatory Approval for any Product in a given country of the Territory, Licensee shall promptly notify Dermira in writing of such determination and Dermira shall have the right to terminate this Agreement with respect to such Product in such country.

ARTICLE 5

COMMERCIALIZATION

5.1 Commercialization in the Field in the Territory. Licensee shall be solely responsible for Commercializing each Product in the Territory for use in the Field, which Commercialization shall be in accordance with this Agreement. Licensee shall be responsible for 100% of the expenses (including Pre-Marketing and other Commercialization expenses) incurred in connection with the Commercialization of the Products in the Territory for use in the Field. Without limiting the foregoing, Licensee shall use Commercially Reasonable Efforts to Commercialize each Product for use in the Field in the Territory.

5.2 Licensee’s Performance.

5.2.1 Specific Commercialization Obligations. Without limiting the generality of the provisions of Section 5.1, in connection with the Commercialization of the Products in the Territory for use in the Field by Licensee hereunder:

(a) Licensee shall use Commercially Reasonable Efforts to (i) Commercialize each Product for use in the Field in the Territory, (ii) maximize the commercial potential for each Product in the Field in the Territory, (iii) represent Products accurately and fairly, and (iv) act in good faith to maximize the economic value of Products.

(b) Licensee shall not (i) utilize deceptive, misleading or unethical business practices, or (ii) intentionally take any action or inaction that would reasonably be likely to prejudice the value of any Product.

(c) Licensee shall be solely responsible for (i) receiving, accepting and filling orders for the Products in the Field in the Territory, (ii) handling all returns of the Products in the Field in the Territory, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of the Products in the Field in the Territory, and (iv) distributing and managing inventory of the Products in the Field in the Territory.

(d) Licensee shall use Commercially Reasonable Efforts to launch each Product in each country (or other regulatory jurisdiction) as Licensee deems commercially appropriate to do so in the Territory after all applicable Regulatory Approvals for the Products in such country (or other regulatory jurisdiction) have been obtained. Licensee shall use Commercially Reasonable Efforts to (i) commercially launch each Product in the Territory as Licensee deems commercially reasonable to do so and (ii) ensure that once launched, each Product remains commercially available in each country in which it has been launched for the duration of the Royalty Term in such country, as Licensee deems commercially appropriate to do so.

5.2.2 Commercialization Diligence Failures. If Licensee fails to satisfy the requirements set forth in Section 5.2.1 with respect to the Commercialization of any of the Products in the Field in the Territory or Licensee is not using Commercially Reasonable Efforts with respect to the Commercialization of any of the Products in the Territory, then Dermira may raise such issue by notice to Licensee and the Parties shall discuss in good faith. If, within [***] days following Licensee’s receipt of any such notice from Dermira, Licensee has not remedied the issues identified by Dermira in such notice, then Dermira shall have the right to terminate this Agreement with respect to such Product, either in its entirety or on a country-by-country basis, at its option.

5.3 Reports. Without limiting Licensee’s other reporting obligations hereunder, Licensee shall, during each [***], provide Dermira a reasonably detailed report regarding its significant Commercialization activities involving Products during the preceding [***], provided that after [***] for a Product, Licensee’s obligations pursuant to this Section 5.3 shall be [***]l for such Product.

5.4 Promotional Materials.

5.4.1 Creation of Promotional Materials. Licensee will use Commercially Reasonable Efforts to create and develop Promotional Materials for the Territory in accordance with the Regulatory Approvals and Applicable Laws.

5.4.2 No Inclusion of Dermira Logos on Packaging and Promotional Materials. Notwithstanding anything to the contrary herein, neither Licensee nor any Related Party of Licensee shall use any of Dermira’s or its Affiliates’ trademarks, names, logos or housemarks in connection with any Promotional Materials or the Product. Without limiting the foregoing, Licensee will take no action that will interfere with or diminish Dermira’s or its Affiliates’ rights in their respective trademarks, names and logos, and if Dermira or Lilly reasonably believes that the use of any trademarks, names and logos by Licensee hereunder is interfering with or diminishing their respective rights, Dermira shall notify Licensee thereof in writing and the Parties shall discuss in good faith.

5.4.3 Licensee Ownership of Promotional Materials. During the Term, Licensee shall own all right, title and interest in and to any Promotional Materials created by Licensee hereunder relating to the Products in the Field in the Territory including copyrights, but excluding trademarks (including the Product trademarks), names, logos and other marks owned by or on behalf of Dermira or its Affiliates.

5.4.4 Use of Promotional Materials Exclusively for the Product. The Promotional Materials, and any aspects of those uniquely tied to the Products, shall be used by Licensee exclusively in connection with the Manufacturing and Commercialization of the Products in the Field in the Territory in accordance with the terms of this Agreement, and Licensee shall not use, or allow any other Person to use, any such Promotional Materials except in accordance with this Agreement.

5.5 Product Trademarks and Product Trade Dress.

5.5.1 Product Trademarks. Licensee shall use Commercially Reasonable Efforts to Commercialize the Products in the Field in the Territory under the trademark and the trade dress selected by Licensee (the “Product Trademarks” and the “Product Trade Dress”, respectively). Notwithstanding the foregoing, in the event that Dermira reasonably believes that the use or registration of the Product Trademarks or the use of the Product Trade Dress in a particular country in the Territory would be against the Applicable Laws of such country, or in conflict with any Third Party’s intellectual property rights in that country, based on a review of market research, regulatory research, legal searches, investigation results, and any other relevant information that may have been collected by either Party that is relevant to the clearance for use and registration of a trademark or for use and registration of a trade dress, Dermira shall present such concern to Licensee, and Licensee shall take such concern into consideration in good faith.

5.5.2 Use and Ownership of Product Trademarks and Product Trade Dress. All uses of the Product trademarks and Product trade dress by Licensee (and its Related Parties) to identify or in connection with the Commercialization of the Products in the Field in the Territory shall be in accordance with Regulatory Approvals and all Applicable Laws. Licensee (and its Related Parties) shall use the Product Trademarks and Product Trade Dress pursuant to the terms of this Agreement to identify and in connection with the Commercialization of the applicable Products in the Territory for use in the Field. Licensee shall own and retain all rights to the Product trademarks and Product trade dress (in each case, together with all goodwill associated therewith throughout the Territory). Licensee shall also own rights to any Internet domain names incorporating the Product trademarks or any variation or part of such trademarks as its URL address.

5.5.3 Maintenance of Product Trademarks. During the Term, Licensee will use Commercially Reasonable Efforts to establish, maintain and enforce the Product Trademarks in the Territory, and will bear all costs and expenses relating thereto.

5.6 Commercialization Data. Licensee shall own all marketing and sales data and information resulting from its Commercialization of the Products in the Field in the Territory during the Term (the “Commercialization Data”), including promotional materials, marketing strategies and market research data.

ARTICLE 6

MANUFACTURING

6.1 General. Licensee will use Commercially Reasonable Efforts to Manufacture (or have Manufactured) reasonable quantities of each Product for clinical and commercial use in the Field in the Territory, in each case in accordance with the terms of this Article 6.

6.2 Manufacturing. Licensee will be solely responsible for, and will bear all the costs and expenses of Manufacturing and supplying, all of its requirements of Products for its use in the Development of the Products in the Field, and the Commercialization of the Products in the Field within the Territory. All Products Manufactured by or on behalf of Licensee must be manufactured in compliance with Applicable Laws, Regulatory Approvals and applicable GMPs.

6.3 Packaging and Labeling; Certain Other Manufacturing Activities. Notwithstanding anything to the contrary contained herein, Licensee or its designated Third Party shall be responsible (at its sole cost and expense) for all final product labeling and packaging (whether in commercial or clinical packaging presentation), including insertion of materials such as patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Products and considered to be part of the finished Products packaging and labeling, and handling, storage, quality control, quality assurance, and the testing and release aspects of Analytical Release Testing and Characterization and related activities, of the Products in connection with the foregoing (collectively, “Packaging and Labeling”). Licensee or its designated Third Party shall ensure that all such Packaging and Labeling complies with Applicable Laws, GMPs and the Regulatory Approvals for the Products in the Territory, including the Product Specifications. Licensee or its designated Third Party shall also be responsible for performing the testing and release aspects of Analytical Release Testing and Characterization of the Product. To the extent that a Third Party is involved in Packaging and Labeling or other activities described in this Section 6.3, Licensee shall be wholly responsible for, and bear 100% of the costs related to, qualifying such Third Party to perform such activities.

ARTICLE 7

PAYMENTS

7.1 Upfront License Fee. In consideration of the license and rights granted hereunder, Licensee shall pay an upfront license fee in an amount equal to $7,500,000 (the “Upfront License Fee”), which shall be due and payable as follows: (i) $5,000,000 within ten (10) Business Days after the Effective Date and (ii) $2,500,000 on the first (1st) anniversary of the Effective Date.

7.2 Development Milestone Payments. In consideration of the license and rights granted hereunder, for each Product, Licensee shall pay to each of the milestone payments set forth in the table below (each, a “Development Milestone Payment”) upon the occurrence of the corresponding milestone set forth in such table with respect to such Product (each, a “Development Milestone”). Licensee shall promptly notify Dermira in writing of, but in no event later than [***] Business Days after, the occurrence of each Development Milestone for each

Product (which notice shall specify the date of such occurrence, and such specified date shall be binding on Licensee) (each, a “Development Milestone Notice”); provided, however, that in no event shall a failure to deliver a Development Milestone Notice relieve Licensee of its obligation to pay the applicable Development Milestone Payment when due pursuant to this Section 7.2. Licensee shall pay each Development Milestone Payment within [***] days after the occurrence of the applicable Development Milestone.

Development Milestone	Development Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each Development Milestone Payment shall be made separately for each Product, but each Development Milestone Payment shall only be payable once for all products that fall within the definition of such Product taken together (e.g., all formulations and dosages), and shall be payable upon the first occurrence of the applicable Development Milestone for such Product (regardless of the specific Product or whether the specific Product for a Development Milestone is the same as the specific Product for any other Development Milestones). For clarity, and by way of example (with each of the following items occurring sequentially in the order set forth below):

(i)	If there is [***] for a particular formulation/dosage of a ROR Product, the corresponding Development Milestone Payment of [***] would be payable with respect to the ROR Product.

(ii)

If there is [***] for a particular formulation/dosage of a ROR Product that is a different formulation/dosage than in item (i), the corresponding Development Milestone Payment of [***] would be payable with respect to the ROR Product.

(iii)	If there is [***] for a ROR Product in any formulation/dosage or for any indication within the Field, the corresponding milestone payment of [***] would be payable with respect to the ROR Product.

(iv)

If there is [***] for a ROR Product for a different formulation/dosage or indication than in item (iii), there would be no Development Milestone Payment that is payable because the applicable Development Milestone Payment has already been made with respect to the ROR Product.

(v)	If there is [***] for a particular formulation/dosage of an IRAK Product, the corresponding Development Milestone Payment of [***] would be payable with respect to the IRAK Product.

For the avoidance of doubt: (a) if all of the Development Milestones occur for a Product, the total amount of Development Milestone Payments required to be made for such Product will be $45,000,000; and (b) if all of the Development Milestones occur for each of the Products, the total amount of Development Milestone Payments required to be made for such Products will be $135,000,000.

7.3 Product Sales Milestone Payments. In consideration of the license and rights granted hereunder, for each Product, Licensee shall pay to each of the milestone payments set forth in the table below (each, a “Product Sales Milestone Payment”) if the aggregate Net Sales for such Product (by Licensee, and all Related Parties) in any Calendar Year exceeds the corresponding Net Sales threshold set forth in such table (each, a “Product Sales Milestone”). Licensee shall promptly notify Dermira in writing of, but in no event later than [***] days after the end of the applicable Calendar Quarter, the occurrence of each Product Sales Milestone for each Product (each, a “Product Sales Milestone Notice”); provided, however, that in no event shall a failure to deliver a Product Sales Milestone Notice relieve Licensee of its obligation to pay the applicable Product Sales Milestone Payment when due pursuant to this Section 7.3. Licensee shall pay each Product Sales Milestone Payment within [***] days after the end of the Calendar Quarter in which the Product Sales Milestone occurred.

Product Sales Milestone (Net Sales Threshold)	Product Sales Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

The aggregate Net Sales of a Product shall be for all products that fall within the definition of such Product taken together (e.g., all formulations and dosages), and shall be calculated on a worldwide basis for all jurisdictions within the Territory. If applicable, the aggregate Net Sales in each jurisdiction shall be converted to Dollars in accordance with Section 7.10 for purposes of determining whether a Product Sales Milestone has occurred. Each Product Sales Milestone Payment shall be made separately for each Product, but each Product Sales Milestone Payment shall only be payable once for each Product for all products that fall within the definition of such Product taken together (e.g., all formulations and dosages), and shall be calculated on a worldwide basis for all jurisdictions within the Territory, and shall be payable upon the first occurrence of the applicable Product Sales Milestone for such Product. For clarity, the occurrence of a Product Sales Milestone for exceeding a particular Net Sales threshold shall also mean the occurrence of each Product Sales Milestone having a lower Net Sales threshold, and each such Product Sales Milestone Payment shall be separately due and payable (to the extent not previously paid with respect to the applicable Product). By way of example, if during a particular Calendar Quarter, the [***] Net Sales threshold for a Product is exceeded, but at the end of the prior Calendar Quarter, the [***] Net Sales threshold for such Product had not yet been exceeded, then the Product Sales Milestone Payments of [***] and [***] would both be due and payable within 30 days after the end of the Calendar Quarter during which the [***] Net Sales threshold was exceeded.

For the avoidance of doubt: (i) if all of the Product Sales Milestones occur for a Product, the total amount of Product Sales Milestone Payments required to be made for such Product will be $240,000,000; and (ii) if all of the Product Sales Milestones occur for each of the Products, the total amount of Product Sales Milestone Payments required to be made for such Products will be $720,000,000.

7.4 Royalty Payments. In consideration of the license and rights granted hereunder, Licensee shall pay to Dermira a royalty, separately for each Product, in an amount equal to the aggregate Net Sales for such Product during the Calendar Year (by Licensee and all Related Parties) multiplied by the applicable royalty rate percentage(s) specified in the table below (with each royalty rate percentage applied only to the corresponding range of Net Sales specified in such table) (collectively, the “Royalty Payments”).

Net Sales (each Calendar Year)	Royalty Rate Percentage
	IRAK Product	ROR Product	MRGPRX2 Product
Up to [***]	[***]	[***]	[***]
[***] – [***]	[***]	[***]	[***]
[***] – [***]	[***]	[***]	[***]
Over [***]	[***]	[***]	[***]

Each Royalty Payment shall be calculated separately for each Product, based on the aggregate Net Sales of such Product, and shall be calculated on a worldwide basis for all jurisdictions within the Territory. If applicable, the aggregate Net Sales in each jurisdiction shall be converted to Dollars in accordance with Section 7.10 for purposes of determining the aggregate Net Sales in all jurisdictions. The aggregate Net Sales of a Product shall be for all products that fall within the definition of such Product taken together (e.g., all formulations and dosages). Each royalty rate percentage in the table above applies only to the specified range of Net Sales for each Product. For example, if the aggregate Net Sales of ROR Products during a Calendar Year was [***], the total Royalty Payments for such Calendar Year would be [***], calculated as [***].

7.5 Generic Competition. On a country-by-country and Product-by-Product basis, if during two consecutive Calendar Quarters for which Royalty Payments are payable hereunder for a particular Product, one or more products (excluding any products manufactured or sold by Licensee or its Related Parties) being sold in a particular country are Generic Products with respect to such Product, for a total market penetration exceeding [***], then the royalty rate percentage otherwise applicable to the Net Sales of such Product in such country during the second such Calendar Quarter and thereafter (for as long as such Generic Products are sold in such country) shall be reduced by [***], such market defined as approved pharmaceutical products which comprise a similar or identical active ingredient(s). Thereafter, with respect to such Product, if the Generic Product(s) market penetration falls below [***] during any two consecutive Calendar Quarters, then the royalty rate percentage otherwise applicable to the Net Sales of such Product in such country (i.e., without reduction subject to this Section 7.5) shall apply for the second such Calendar Quarter and thereafter. For purposes of this Section 7.5, “market” refers to the aggregate of the unit volume of the Generic Product(s) and the applicable Product in a country.

7.6 Anti-Stacking. In the event the manufacture, use or sale of any of the Products under this Agreement would infringe the intellectual property rights of any Third Party (other than as licensed by Takeda and its Affiliates pursuant to the Takeda License) absent a license thereunder, [***] and Licensee, after consultation with Dermira, reasonably obtains a license under such intellectual property rights, then Licensee may deduct from the Royalty Payments (only for the applicable Product) due to Dermira pursuant to Section 7.4 [***] of the royalty payments actually paid to any such Third Party on an arm’s- length basis, solely as consideration for any such license to such intellectual property rights with respect to such Product; provided that in no event shall the Royalty Payments for any Product due to Dermira for a given Calendar Quarter be reduced under this Section 7.6 by more than [***] (as determined separately for each Product). [***]. For the avoidance of doubt, this Section 7.6 shall not apply to any amounts payable by Licensee to Takeda pursuant to the Takeda License.

7.7 Takeda Payments. Licensee shall be solely responsible for 100% of all amounts payable by Dermira to Takeda on and after the Effective Date under the Takeda License (including milestone payments and royalties) incurred as a result of Licensee’s exercise of its rights under this Agreement. Licensee shall pay such amounts to Dermira in accordance with Section 7.8.1 (unless otherwise directed by Dermira in writing to make payments directly to Takeda), in each case, no later than [***] Business Days prior to the date on which the applicable amount is due and payable by to Takeda under the Takeda License.

7.8 Payments.

7.8.1 General. Licensee shall make all payments required by this Article 7 by wire transfer of then immediately available funds into an account designated by Dermira, and shall make such payments by a U.S. entity from a bank account domiciled in the U.S. and in Dollars. Each payment of the Upfront License Fee and each Milestone Payment shall be nonrefundable and noncreditable against any other payments due hereunder.

7.8.2 Royalty Payments and Reports. Licensee shall pay the Royalty Payments on a Calendar Quarter basis, with respect to the aggregate Net Sales for such Calendar Quarter. At the end of each Calendar Quarter, Licensee shall calculate, separately for each Product, the Royalty Payments payable to Dermira pursuant to Section 7.4 for such Calendar Quarter, which amounts shall be converted to Dollars at such time in accordance with Section 7.10. Licensee shall pay to Dermira the Royalty Payment due for each Product for Net Sales during a given Calendar Quarter within [***] days after the end of such Calendar Quarter. Each Royalty Payment due to Dermira shall be accompanied by (a) a statement of the amount of aggregate gross sales of each Product (A) in the Territory as a whole and (ii) on a country-by-country basis, in each case, during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), (b) an itemized calculation of Net Sales of each Product (A) in the Territory as a whole and (B) on a country-by-country basis, in each case, during the applicable Calendar Quarter, showing for both (A) and (B) deductions provided for in the definition of “Net Sales” during such Calendar Quarter, and (c) information showing the applicable royalty rate percentage applied in accordance with Section 7.4. Without limiting the generality of the foregoing, Licensee shall require its Related Parties (and any distributors) to account for their respective Net Sales, separately for each Product, and to provide such reports with respect thereto as if such Net Sales were made by Licensee.

7.8.3 Sales Forecast. Within [***] days after the end of each Calendar Quarter, Licensee shall provide Dermira with a sales forecast for the subsequent [***] Calendar Quarters. Licensee will mail such forecasts to the attention of: Eli Lilly and Company, [***], Lilly Corporate Center, Indianapolis, Indiana, 46285.

7.9 Taxes and Withholding.

7.9.1 VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that value added tax or similar payment (“VAT”) in respect of any payments made by Licensee to Dermira under this Agreement does not represent an unnecessary cost in respect of payments made under this Agreement. For purposes of clarity, all sums payable under this Agreement shall be made by Licensee exclusive of VAT. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Licensee shall pay such VAT, and (a) if such VAT is owing as a result of any action by Licensee, including any assignment or sublicense (including assignment to, or payment hereunder by, another Licensee-related entity or Affiliate), or any failure on the part of Licensee or its Affiliates to comply with Applicable Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto, then the payment in respect of which such VAT is owing shall be made without deduction for or on account of such VAT to ensure that Dermira receives a sum equal to the sum which it would have received had such VAT not been due or (b) otherwise, such payment shall be made after deduction of such VAT. In the event that any deducted VAT is later recovered by Licensee or an Affiliate, Licensee shall reimburse Dermira within [***] days for the deducted amount. For the sake of clarity, any increase in payments to Dermira under this Section 7.9.1 shall reflect only the incremental increase in VAT directly resulting from clause (a) above. In the event that any VAT is owed in any jurisdiction in respect of any such payment, Dermira will provide to Licensee tax invoices showing the correct amount of VAT in respect of such payments hereunder.

7.9.2 Withholding Tax Matters. If Licensee is required to make a payment to Dermira subject to a deduction of tax or withholding tax, the sum payable by Licensee (in respect of which such deduction or withholding is required to be made) shall be made to Dermira after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Laws. If such withholding tax is owing as a result of any action by Licensee, including any assignment or sublicense (including assignment to, or payment hereunder by, another Licensee-related entity or Affiliate), or any failure on the part of Licensee or its Affiliates to comply with Applicable Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto, then the payment in respect of which such withholding tax is owing shall be made without deduction for such withholding tax to ensure that Dermira receives a sum equal to the sum which it would have received had such withholding tax not been due.

7.9.3 Tax Cooperation. To the extent Licensee is required to deduct and withhold taxes on any payments to Dermira, Licensee shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Dermira an official tax certificate or other evidence of such withholding sufficient to enable Dermira to claim such payments of taxes. In the event that Licensee is required to deduct and withhold taxes on payments to Dermira, Licensee shall provide Dermira prompt notice and identify any forms reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Dermira shall provide to Licensee any completed tax forms that may be reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Dermira shall use reasonable efforts to provide any such tax forms to Licensee at least [***] days prior to the due date for any payments for which Dermira desires that Licensee apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

7.10 Currency Conversion. All payments hereunder shall be made in Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), any amount expressed in a foreign currency shall be converted into Dollars in a manner consistent with such Party’s normal practices used to prepare its audited financial statements for external reporting purposes, in accordance with GAAP, consistently applied, or by using a reputable source such as the Wall Street Journal or Reuters, at discretion.

7.11 Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest at a rate equal to the 30-day U.S. dollar Prime rate effective for the date that payment was first due as reported by The Wall Street Journal [***]. Such interest shall be computed on the basis of a year of 360 days for the actual number of days payment is delinquent.

7.12 Records. Licensee and its Related Parties shall keep full, true and accurate records and books of account in reasonable detail and containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all Royalty Payments and other amounts payable to Dermira hereunder (including records of Net Sales), any records required by Applicable Law or for intellectual property protection purposes with respect to the Compounds and Products, and any other records reasonably required to be maintained with respect to Licensee’s obligations under this Agreement, during the Term and for [***] years thereafter or such longer period as required by Applicable Laws. Licensee and its Related Parties shall maintain internal accounting controls sufficient to provide reasonable assurances that all transactions are executed in accordance with management authorization and recorded as necessary to permit the preparation of financial statements that conform to generally accepted accounting principles, that access to assets is permitted only in accordance with management authorization, and that recorded accountability for assets is compared to existing assets regularly and appropriate action is taken for any differences.

7.13 Audits. Dermira shall have a right to request an audit of Licensee in order to confirm the accuracy of the records described in Section 7.12 (an “Audit”); [***]. Upon the written request by Dermira to Audit Licensee, Dermira shall have the right to engage an independent, internationally recognized accounting firm reasonably acceptable to Licensee that has executed a reasonably acceptable nondisclosure agreement with Licensee to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of all Royalty Payments and other amounts payable to Dermira hereunder (including records of Net Sales) for the Calendar Year(s) requested by Dermira; provided that (a) such accountants shall be given access to, and shall be permitted to examine such books and records of Licensee upon [***] Business Days’ prior written notice to Licensee, and at all reasonable times on such Business Days, (b) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with Licensee reasonably acceptable to Licensee in order to keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person including Dermira, but shall only use the same for the purpose of the reviews and calculations that they need to perform in order to determine any amounts being reviewed, and (c) such accountants shall use reasonable efforts to minimize any disruption to Licensee’s business. Licensee shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit. The accountants shall deliver a copy of their findings to each of the Parties within [***] Business Days of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties. Any underpayments by Licensee shall be paid to Dermira within [***] Business Days of notification of the results of such inspection. Any overpayments made by Licensee shall be refunded by Dermira within [***] Business Days of notification of the results of such inspection. The cost of the accountants shall be the responsibility of Dermira unless the accountants’ calculation shows that the actual Royalty Payments payable, Net Sales or any other applicable amount audited hereunder to be greater, by more than [***], than the amounts as paid and reported by Licensee for the period subject to the Audit, in which case, Licensee shall reimburse Dermira for the cost of the Audit.

7.14 Equity Issuance. As consideration for the entry into this Agreement, Licensee agrees to issue to Dermira at the closing of the Qualified Financing (the “Qualified Financing Closing”) the same class and series of securities issued in the Qualified Financing to the Lead Investor (the “Securities”) in an amount equal to the lesser of (a) securities that represent or are convertible, as the case may be, into [***] of Licensee’s Fully-Diluted Capital Stock, calculated on an as-if-converted basis as of the date of, and immediately prior to the Qualified Financing Closing and (b) [***] of the Securities issued at the same price per share paid by the Lead Investor. At least [***] Business Days prior to the Qualified Financing Closing, Licensee shall notify Dermira of the pending Qualified Financing and provide Dermira with any executed term sheet between Licensee and the Lead Investor and drafts of any documents to be entered into with the Lead Investor to consummate the transaction (the “Qualified Financing Documentation”). Licensee and Dermira shall thereafter negotiate the terms of the Qualified Financing such that Dermira receives the same contractual rights as the Lead Investor in the Qualified Financing under the Qualified Financing Documentation (including representations and warranties, covenants made by Licensee and conditions to closing), which shall be mutually agreed by Licensee and Dermira. At the Qualified Financing Closing, Licensee shall deliver to Dermira a certificate representing the securities issued to Dermira, and Licensee and Dermira shall execute the relevant Qualified Financing Documentation. If Licensee forms a holding company that is the issuer in the Qualified Financing, this provision shall apply mutatis mutandis to such holding company.

ARTICLE 8

INTELLECTUAL PROPERTY MATTERS

8.1 Patent Filing, Prosecution and Maintenance. Subject to the terms and conditions of this Agreement, Licensee shall have sole-decision-making authority for all actions, at its sole cost and expense, relating to Licensee’s Patents or the Licensed Patents, including Patent prosecution, defense, enforcement, listing in regulatory publications (such as the FDA Orange Book and any foreign equivalent) and patent term extension; provided, however, that decision-making authority relating to the Takeda-Owned Patents is described in Section 7 (Intellectual Property Matters) of the Takeda License. Licensee shall use Commercially Reasonable Efforts to in good faith establish an overall strategy for the actions described above in this Section 8.1, including the filing, prosecution and maintenance of the Licensed Patents; provided, that at option, may participate in the development of such strategy solely during the Exclusivity Period (and applicable [***]) for a Product. Subject to Section 2.9, an objective of such strategy shall be to provide patent exclusivity for the Products and uses thereof in the major pharmaceutical markets and other markets with respect to which Licensee or any of its Related Parties are Developing or Commercializing the Products and to protect the investments made and to be made by Licensee and its Related Parties in the Development and Commercialization of the Products where it is economically reasonable. Licensee shall keep Dermira informed of the status of all material actions taken with respect to the Licensed Patents and, in particular, shall (a) regularly and promptly provide Dermira with copies of all Licensed Patents and other material submissions and correspondence with government agencies concerning such Licensed Patents, (b) provide Dermira and its patent counsel with an opportunity to consult with Licensee and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of Dermira and its patent counsel shall be taken into consideration in good faith by Licensee and its patent counsel, and (c) not settle, without Dermira’s prior written consent (not to be unreasonably withheld, conditioned or delayed), any proceeding with respect to a Licensed Patent in a manner that will materially adversely affect any of the Licensed Patents; provided that with respect to Takeda-Owned Patents, the foregoing obligations shall only apply to a Takeda-Owned Patent for which Licensee has assumed responsibility for the preparation, filing, prosecution and maintenance in accordance with Section 7.3(b) (Takeda Invention) of the Takeda License.

8.2 Patent and Trademark Oppositions. Subject to Section 7 (Intellectual Property Matters) of the Takeda License, Licensee shall, in its sole discretion and at its cost, decide whether and how to participate in Patent oppositions and other activities intended to invalidate a Third Party’s Patents or trademarks.

8.3 Abandoned Patents. Licensee may in its sole discretion elect to discontinue Patent prosecution of (i) a Dermira-Owned Patent or (ii) a Takeda-Owned Patent for which Licensee has assumed responsibility for the preparation, filing, prosecution and maintenance in accordance with Section 7.3(b) (Takeda Invention) of the Takeda License, in each case in any country, on a Patent-by-Patent basis. Licensee shall give prompt notice, of at least [***] days prior to the deadline for the next filing, office action or payment with the relevant patent office, to Dermira if it elects to discontinue Patent prosecution or any other action described in Section 8.1, or declines to pay costs for the filing, prosecution or maintenance, of a Licensed Patent in any country. Dermira will have the option, but not the obligation, to resume control of such patent prosecution and maintenance.

If Dermira elects to exercise its option to maintain the patent, Licensee will reimburse Dermira for the reasonable cost of prosecuting and maintaining such patent. If Dermira elects not to exercise its option to maintain the patent, Licensee shall pay royalties as under Section 7.4 during any Regulatory Exclusivity period and then [***] of the royalty under Section 7.4, thereafter until what would have been the expiration of the patent plus any patent term extension that would have been otherwise allowable. If Dermira provides written notice to Licensee within such [***]-day period that Dermira has decided to file, prosecute or maintain, or otherwise conduct any such action with respect to, such Licensed Patent, Licensee shall promptly deliver to Dermira copies of all necessary files related to such Licensed Patent, shall take all actions and execute all documents to the extent reasonably necessary for Dermira to assume the right and responsibility to conduct all such Patent prosecution and other actions with respect to such Licensed Patent, and shall, or shall require its Affiliate to, promptly assign such Licensed Patent to

8.4 Notice. Each Party shall promptly provide written notice to the other Party reasonably detailing any known or alleged infringement of any Licensed Patent or if it receives notice by an ANDA applicant of a certification under 21 USC 355(b)(2)(a) or 355(j)(2)(A)(vii) with respect to any Licensed Patent.

8.5 Enforcement of Intellectual Property Rights. With respect to the Takeda- Owned Patents, the rights to enforce will be governed by the mechanism set forth in the Takeda License. Licensee shall have the first right to institute and direct legal proceedings against any Third Party believed to be infringing or misappropriating or otherwise violating a Dermira- Owned Patent covering the Compounds or Products, and to defend the Dermira-Owned Patents from any claim of invalidity or unenforceability in connection therewith. If Licensee or any of its Related Parties does not undertake efforts to abate such violation of intellectual property rights, which may include commencement of a lawsuit against the accused person if necessary, within [***] days after receiving notice of such infringement of such Dermira-Owned Patent, then Dermira shall be entitled (but shall not be obligated) to take all actions reasonably necessary to abate such violation, including commencement of a lawsuit against the accused person if necessary; provided, however, that Dermira shall consult in advance with Licensee regarding such action. The primary objective of any such patent enforcement action shall be to preserve exclusivity for the Products and uses thereof in the major pharmaceutical markets and other markets with respect to which Licensee or any of its Related Parties are Developing or Commercializing the Products. All amounts recovered from enforcement of any such rights by an enforcing Party relating to such intellectual property licensed under this Agreement shall be first used to reimburse each Party’s reasonable out-of-pocket costs and expenses incurred in connection with such action, and any remainder of such recovery shall be allocated such that the Party that commenced the lawsuit retains [***] of such remainder, and the other [***] is promptly (but no later than [***] Business Days after receipt by the Party that commenced the lawsuit) paid to the other Party. The Parties shall keep each other informed of the status of and of their respective activities regarding any enforcement action pursuant to this Section 8.5. For the avoidance of doubt, Dermira reserves all rights to institute and direct legal proceedings against any Third Party believed to be infringing or misappropriating or otherwise violating Know-How and Dermira Confidential Information.

8.6 Cooperation in Enforcement Proceedings. For any action by a Party pursuant to Section 8.5, in the event that such Party is unable to initiate or prosecute such action solely in its own name, the other Party or its Affiliates, as applicable, will join such action voluntarily and will execute all documents necessary for such Party to initiate, prosecute and maintain such action. If either Party initiates an enforcement action pursuant to Section 8.5, then, at such Party’s request, the other Party shall cooperate to the extent reasonably necessary and at the first Party’s sole expense for reasonable, out-of-pocket costs (except for the expenses of the non- controlling Party’s counsel, if any). Upon the reasonable request of the Party instituting any such action or if necessary to continue such action, such other Party shall join the suit and can be represented in any such legal proceedings using counsel of its own choice at its own expense. Each Party shall, if possible, assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof with respect to any such action.

8.7 Defense. Each Party shall notify the other in writing of any allegations it receives from a Third Party that the manufacture, production, use, Development, Commercialization, sale or distribution of any Products, or any technology or intellectual property licensed under this Agreement, infringes the intellectual property rights of such Third Party. Such notice shall be provided promptly, but in no event after more than [***] Business Days, following receipt of such allegations.

In the event that a Party receives notice that it or any of its Affiliates or Sublicensees have been individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a Third Party’s Patents or other intellectual property right as a result of the manufacture, production, use, Development, Commercialization, sale or distribution of Products, or any technology or intellectual property licensed under this Agreement, such Party shall promptly notify the other Party in writing, but in no event more than [***] Business Days after the receipt of such notice. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall, if possible, assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof with respect to such legal proceeding. In such event, the Parties shall use reasonable efforts to agree how best to mitigate or control the defense of any such legal proceeding; provided, however, that Licensee or any of its Affiliates or Sublicensees shall have the right to assume the primary responsibility for the conduct of the defense of any such claim at its expense. Dermira shall have the right, but not the obligation, to participate and be separately represented in any such suit at its sole option and at its own expense. Dermira shall reasonably cooperate with and assist Licensee or any of its Affiliates or Sublicensees. If a Party or any of its Affiliates have been individually named as a defendant in a legal proceeding relating to the alleged infringement of a Third Party’s Patents or other intellectual property right as a result of the manufacture, production, use, development, sale or distribution of Products, the other Party shall be allowed to join in such action, at its own expense, and agrees to be joined if the first Party reasonably believes that it is necessary to pursue a counterclaim or similar action.

The Parties shall keep each other informed of the status of and of their respective activities regarding any infringement litigation initiated by a Third Party concerning the manufacture, production, use, Development, Commercialization sale or distribution of Products or settlement thereof; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.7 may be undertaken by a Party without the consent of the other Party which consent shall not be unreasonably withheld or delayed.

8.8 Employees. To the extent allowed by Applicable Laws, Licensee will require all of its (and will cause each of its applicable Affiliates to require all of such Affiliate’s) employees to assign all Inventions that are developed, made or conceived by such employees during the period of such employees’ employment with Licensee (or the applicable Affiliate) to Licensee (or the applicable Affiliate) free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. Licensee will also use its Commercially Reasonable Efforts to require any agents or independent contractors performing an activity pursuant to this Agreement to assign all Inventions that are developed, made or conceived by such agents or independent contractors on behalf of Licensee during the period of such agents or independent contractors’ relationship with Licensee to Licensee free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.

8.9 Patent Marking. Licensee shall mark the Products marketed and sold by Licensee (or its Related Parties) hereunder with appropriate patent numbers or indicia.

8.10 Patent Challenge. Dermira will be permitted to terminate this Agreement upon written notice to Licensee, effective upon receipt, if Licensee, directly or indirectly, (a) initiates or requests an interference or opposition proceeding with respect to, (b) makes, files or maintains any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of, or (c) opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patent. If any of the foregoing activities are commenced by a Related Party of Licensee, then Dermira will also be permitted to terminate this Agreement upon written notice to Licensee, effective [***] days after receipt, unless Licensee either terminates the rights of such Related Party with respect to this Agreement or causes such Related Party to, and such Related Party actually does, withdraw any such proceeding, claim, demand, lawsuit, cause of action, or opposition, in each case, within [***] days after receipt by Licensee of such notice.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS; COMPLIANCE

9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date:

9.1.1 Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

9.1.2 Authority and Binding Agreement. (a) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

9.1.3 No Conflicts. The execution, delivery and performance of this Agreement by it does not (a) conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound or (b) violate any Applicable Laws.

9.1.4 All Consents and Approvals Obtained. Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Products or as otherwise described in this Agreement, (a) all necessary consents, approvals and authorizations of, and (b) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.

9.2 Additional Representations and Warranties of Dermira. Dermira hereby represents and warrants to Licensee that, as of the Effective Date: hereby

9.2.1 Dermira has not filed any Marketing Authorization Applications with a Governmental Authority in the Territory for the sale of the Products in the Field in the Territory.

9.2.2 Since the Acquisition Date, right to the Licensed Technology.

9.2.3 To its knowledge, Patents and Licensed Know-How. has not granted or assigned any is the owner or licensee of the Licensed

9.2.4 To its knowledge, since the Acquisition Date, Dermira has complied with all Applicable Laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensed Patents owned by Dermira in the Territory.

9.2.5 Neither Dermira nor, to the knowledge of Dermira, its subcontractors, has since the Acquisition Date received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to the Product.

9.2.6 To the knowledge of Dermira, no Third Party (a) is infringing any Licensed Patents or has misappropriated any Dermira Know-How or (b) since the Acquisition Date has challenged the scope, duration, validity, enforceability, priority or right to use or license any Licensed Technology.

9.3 Additional Representations, Warranties and Covenants of Licensee. Licensee hereby represents, warrants and covenants to throughout the Term: that, as of the Effective Date and

9.3.1 To the knowledge of Licensee, no claim or demand of any Person has been asserted in writing to Licensee that challenges the rights of Licensee to use or license any of the Licensee Technology.

9.3.2 To its knowledge, Licensee has complied and will comply with all Applicable Laws, in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensee Patents owned by Licensee in the Territory.

9.3.3 Licensee’s compensation programs for its Sales Representatives will not provide financial incentives for the promotion, sales, and marketing of the Products in violation of any Applicable Laws or any professional requirements.

9.3.4 Licensee’s medical, regulatory and legal teams will review all training materials and programs prior to use by Licensee to ensure that all training materials and programs are in accordance with the Regulatory Approvals and Applicable Laws.

9.3.5 All Products Commercialized or Manufactured by, or under authority of, Licensee shall be packaged, labeled, handled, stored and shipped by Licensee in compliance with all Applicable Laws, including GMPs.

9.4 Financial Representations, Warranties and Covenants of Licensee.

9.4.1 Financial Status. Licensee hereby represents, warrants and covenants to Dermira that, as of the Effective Date and throughout the Term, Licensee has and shall have the financial wherewithal to perform its obligations under this Agreement. Licensee shall promptly notify Dermira of any material adverse change to said financial wherewithal that is adversely impacting, or will adversely impact, Licensee’s ability to perform, or to continue to perform, such obligations. Any such notice will include a description of Licensee’s short- and long-term plans to remediate its current financial situation and to mitigate any impact on the performance of its obligations hereunder. Licensee shall provide Dermira regular updates regarding such remediation plans.

9.4.2 Financial Statements.

(a) As soon as available, but in any event no later than the time of delivery to Licensee’s third-party investors, Licensee shall provide to Dermira a copy of an income statement for such fiscal year, a balance sheet of the Company as of the end of such year, and a statement of cash flows for such fiscal year of Licensee and its Affiliates, in each case in the same form provided to Licensee’s third-party investors.

(b) As soon as available, but in any event within [***] days after the end of each of the first three (3) fiscal quarters of the fiscal year of Licensee, Licensee shall provide to Dermira a copy of the unaudited consolidated balance sheet of Licensee and its Affiliates as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter.

(c) All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or Chief Financial Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

9.5 Compliance Representations, Warranties and Covenants by Licensee.

9.5.1 Compliance with Laws. In connection with this Agreement, Licensee has complied and will comply with all Applicable Laws and industry codes, including those dealing with government procurement, conflicts of interest, corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, any anti- corruption or anti-bribery laws in jurisdictions where Licensee operates, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively, “Anti-Corruption Laws”), and all Applicable Laws related to sanctions and trade controls, including but not limited to any sanctions or export control laws administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. Department of State, U.S. Department of Commerce, the United Nations Security Council, or other relevant sanctions authority (collectively, “Trade Laws”), and has implemented and will maintain policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Laws.

9.5.2 Prohibited Conduct. In connection with this Agreement, Licensee has not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of (a) improperly influencing any act or decision of the person or Government Official, (b) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty, (c) securing any improper advantage, or (d) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist Licensee or Dermira in obtaining or retaining business.

9.5.3 Compliance with Privacy Laws. In connection with and to the extent applicable under this Agreement, Licensee and any Person acting for or on its behalf, will comply with all Applicable Laws with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information, including providing any notice, obtaining any consent or prior authorization, and conducting any assessment required under Applicable Laws.

9.5.4 Requests for Information; Audits. Licensee will make Commercially Reasonable Efforts to comply with requests for disclosure of information, including answering questionnaires and audit inquiries, to enable Dermira to ensure compliance with all Applicable Laws, including Anti-Corruption Laws, Trade Laws, and this Agreement, and will comply with the terms of Section 7.13 with regard to any audit requested under that provision that relates to compliance with this Section 9.5.

9.5.5 Notice of Inspections. Licensee shall provide Dermira with immediate notice of any governmental or regulatory review, audit or inspection of its facility, processes or products that might relate to the subject matter of this Agreement. Licensee shall provide with the results of any such review, audit or inspection.

9.5.6 Cooperation in Investigation. Licensee agrees to cooperate in good faith to investigate the extent of any potential violations of Applicable Law, including Anti-Corruption Laws and Trade Laws, in connection with this Agreement.

9.5.7 Disclosure Rights. At any time, and without notice to Licensee, Dermira may disclose information relating to a possible violation of Applicable Law, or the existence of the terms of this Agreement, including the compensation provisions, to a government agency and to anyone that Dermira determines to have a legitimate need to know.

9.6 Additional Compliance Covenants.

9.6.1 Compliance with Party Specific Regulations. The Parties agree to cooperate with each other as may reasonably be required to ensure that each is able to fully meet its obligations with respect to the Party-Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party-Specific Regulation applicable to it. All Party-Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

9.6.2 Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consistent with its usual compliance-related processes.

9.7 Disclaimer. Licensee understands that the Products are the subject of ongoing non-clinical research and development and that Dermira cannot ensure the safety or usefulness of the Products or that the Products will receive Regulatory Approvals. In addition, Dermira makes no warranties except as set forth in this Article 9 concerning the Licensed Technology.

9.8 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Dermira. Dermira hereby agrees to save, indemnify, defend and hold Licensee, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each, a “Claim”) to the extent resulting or otherwise arising from (a) any breach by Dermira of any of its representations, warranties, covenants or obligations pursuant to this Agreement or (b) the negligence or willful misconduct by or its Affiliates, sublicensees or subcontractors or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, in each case except to the extent that such Losses are subject to indemnification by Licensee pursuant to Section 10.2; provided that the foregoing indemnity shall not apply with respect to any Claims (or corresponding Losses) to the extent arising from facts or circumstances existing as of the Acquisition Date.

10.2 Indemnification by Licensee. Licensee hereby agrees to save, indemnify, defend and hold Dermira, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Claims to the extent resulting or otherwise arising from (a) any breach by Licensee of any of its representations, warranties, covenants or obligations pursuant to this Agreement or any agreement between the Parties related to this Agreement, (b) the negligence or willful misconduct by Licensee (or its Affiliates, Sublicensees, subcontractors, wholesalers or distributors) or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, or (c) any matter, or acts or omissions, related to the Development, Manufacturing, Packaging and Labeling or Commercialization of the Products hereunder (including, for clarity, any product liability Losses resulting therefrom) by or on behalf of Licensee (or its Affiliates, Sublicensees, subcontractors, wholesalers or distributors) or their respective officers, directors, employees, agents or consultants, in each case except to the extent that such Losses are subject to indemnification by Dermira pursuant to Section 10.1.

10.3 Indemnification Procedures.

10.3.1 A Party believing that it is entitled to indemnification under, as applicable, Section 10.1 or Section 10.2 (an “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 10.3.1 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually materially prejudiced as a result of such failure to give notice). Within [***] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under Section 10.1 or Section 10.2, as applicable, it shall so notify the Party seeking indemnification.

10.3.2 If the Indemnifying Party elects to assume the defense of such Claim, the Indemnified Party may participate in such defense at its own expense; provided, that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnified Party shall have the right, at its own expense, to appoint its own counsel solely in connection with the defense of such Claim.

10.3.3 The Indemnifying Party shall keep the Indemnified Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

10.3.4 The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

10.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER OR NOT FORESEEABLE AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT, AND THIS SECTION 10.4 SHALL NOT APPLY TO: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 10.1 OR 10.2, (B) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 11, (C) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY OR ITS RELATED PARTIES, (D) LICENSEE’S OBLIGATIONS TO PAY ANY AMOUNTS REQUIRED TO BE PAID UNDER SECTIONS 7.1, 7.2, 7.3, 7.4, 7.7 OR 7.8, OR TO ISSUE EQUITY AS REQUIRED UNDER SECTION 7.14, OR (E) [***].

10.5 Insurance. Licensee shall procure and maintain insurance, including clinical trials insurance and product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which the Products are being clinically tested in human subjects or commercially distributed or sold by Licensee pursuant to this Agreement, and the clinical trials insurance coverage shall, prior to the First Commercial Sale of a Products in the Territory, in no event be less than [***] per loss occurrence and [***] in the aggregate, and product liability insurance coverage shall, after such First Commercial Sale in the Territory, in no event be less than [***] per loss occurrence and [***] in the aggregate. It is understood that such insurance shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Article 10. Licensee shall provide Dermira with written evidence of such insurance prior to commencement of this Agreement and upon expiration of any one coverage. Licensee shall provide Dermira with written notice at least [***] days prior to the cancellation, nonrenewal or material change in such insurance or self-insurance that materially adversely affects the rights of Dermira hereunder.

ARTICLE 11

CONFIDENTIALITY

11.1 Confidential Information.

11.1.1 The Parties agree that during the Term, and for a period of [***] years thereafter, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except as otherwise expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. As used herein, “Confidential Information” means all Know-How and other information and materials received by either Party from the other Party or its Affiliates pursuant to this Agreement. The foregoing obligations and the other obligations set forth in this Section 11.1 shall not apply with respect to any portion of such Confidential Information which:

(a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party or any or its Affiliates, without any obligation to keep it confidential, prior to when it was received from the disclosing Party;

(c) is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party that is lawfully in possession thereof without obligation to keep it confidential;

(d) has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party or any of its Affiliates in breach of this Agreement; or

(e) has been independently developed or acquired by the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

11.1.2 The receiving Party shall have the right to disclose any Confidential Information provided by the other Party hereunder if such disclosure is necessary to comply with the terms and conditions of this Agreement, or the requirements of any Applicable Law, but only to the extent of such necessity or requirements, and no such disclosure shall cause any such information to cease to be Confidential Information hereunder, except to the extent such disclosure results in a public disclosure of such information. Where reasonably possible, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make such disclosure of Confidential Information pursuant to the preceding sentence sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action the disclosing Party may deem to be appropriate to protect the confidentiality of the Confidential Information.

11.1.3 Except as set forth above, each Party agrees that it shall provide or permit access to Confidential Information of the other Party only to (a) the receiving Party’s attorneys, independent accountants and financial advisors for the sole purpose of enabling such attorneys, independent accountants and financial advisors to provide advice to the receiving Party, (b) the receiving Party’s Affiliates, directors, officers, employees, consultants, advisors and permitted subcontractors, sub-licensees and sub- distributors, and to the directors, officers, employees, consultants, advisors and permitted subcontractors, sub-licensees and sub-distributors of such Affiliates, who have a need to know such Confidential Information to assist the receiving Party with the research, Development, Manufacturing or Commercialization activities contemplated or required of it by this Agreement; provided that in each case the Person to whom Confidential Information is being disclosed is subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 11.1, and (c) potential investors and acquirers in connection with bona fide financing or acquisition due diligence; and provided, further, that each Party shall remain responsible for any failure by its attorneys, independent accountants and financial advisors, Affiliates, and its and its Affiliates’ respective directors, officers, employees, consultants, advisors and permitted subcontractors, sub-licensees and sub-distributors, and any other parties to whom such Confidential Information is disclosed, to treat such Confidential Information as required under this Section 11.1.

For clarity, either Party may disclose without any limitation such Party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, including a complete copy of this Agreement and any amendments thereto.

11.1.4 Each Party acknowledges that a Party in breach of any of its obligations under this Section 11.1 may cause the non-breaching Party irreparable harm, for which monetary damages may be an inadequate remedy. Therefore, notwithstanding anything to the contrary in this Agreement in the event of any such breach, the non-breaching Party shall be entitled, in addition to any other remedy available to it under this Agreement, at law or in equity, to seek injunctive relief, including an accounting for profits, specific performance of the terms hereof and other equitable relief for such breach, without the posting of bond or other security.

11.2 Publicity. A press release mutually agreed to by the Parties shall be issued by Licensee within 30 days following the Effective Date in substantially the form attached as Exhibit A. It is understood that Dermira and Licensee may each desire or be required to issue subsequent press releases or other public statements relating to this Agreement or activities hereunder, and Dermira and Licensee each agree not to issue any additional press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of such Party, not to be unreasonably withheld. Notwithstanding the foregoing, no such consent shall be required by or Licensee with respect to (a) the publication of materials or information that have been previously disclosed, so long as the content of such publication remains accurate at the time of disclosure, or (b) any disclosure which is required by Applicable Law or the rules of the U.S. Securities and Exchange Commission or any securities exchange. In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

11.3 Securities Filings. In the event Licensee proposes to file with the U.S. Securities and Exchange Commission or the securities regulators of any state or other jurisdiction under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law a registration statement or any other disclosure document which describes or refers to this Agreement, Licensee shall notify Dermira of such intention and shall provide Dermira with a copy of relevant portions of the proposed filing not less than [***] Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall use reasonable efforts to obtain confidential treatment of any information that Dermira requests be kept confidential. For clarity, Dermira or any parent of Dermira may, at its discretion, file with the U.S. Securities and Exchange Commission or the securities regulators of any state or other jurisdiction under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law, a registration statement or any other disclosure document which describes or refers to this Agreement.

11.4 Publications. Except for disclosures permitted under this Agreement, if Licensee, its Affiliates, or their respective employee(s) or consultant(s) wishes to make a publication related to the Products or which otherwise may reasonably contain Licensed Know- How, or other Confidential Information, of Dermira, Licensee shall deliver to Dermira a copy of the proposed written publication or an outline of an oral disclosure at least [***] days prior to submission for publication or presentation. Notwithstanding anything to the contrary herein, neither Licensee nor any Related Party of Licensee shall use any of Dermira’s or its Affiliates’ trademarks, names, logos or housemarks in connection with any publication related to the Products, Licensee, or a Related Party of Licensee’s business without the express written consent of Dermira or its Affiliates.

11.5 Use of Names. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that subject to Section 11.4, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the Securities and Exchange Commission.

11.6 Unauthorized Disclosure of Confidential Information. Each Party shall have a response plan in place for any disclosure of Confidential Information that is not authorized or otherwise permitted under this Agreement. Such plan shall include considerations of, among other things, notification, remediation and retrieval. In the event that a Party becomes aware of an unauthorized disclosure of Confidential Information, then such Party shall notify the other Party promptly in writing.

11.7 Survival. The obligations and prohibitions contained in this Article 11 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of [***] years.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall remain in effect with respect to each Product on a country-by-country basis until the expiration of the Royalty Term for such Product in such country (the “Term”).

12.2 Termination for Material Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety or with respect to one or more Products (at the non-breaching Party’s election) upon written notice to the other Party in the event that the other Party (the “Breaching Party”) materially breached or defaulted in the performance of any of its obligations (including a failure to perform). The Breaching Party shall have [***] days after written notice thereof was provided to the Breaching Party by the non-breaching Party to cure or remedy such breach or default. Unless the Breaching Party has cured or remedied any such breach or default prior to the expiration of such [***]-day period, such termination shall become effective upon the Breaching Party’s receipt of the written notice of termination to be given within [***] days of the end of such [***]-day period.

12.3 Termination for Non-Payment. Dermira may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety or with respect to one or more Products (at Dermira’s election) upon written notice to Licensee in the event that Licensee fails to (a) pay in full, when due, any amount required to be paid under Section 7.1, 7.2 or 7.7, or (b) pay in full, when due, any Royalty Payment required to be paid under Section 7.8 or fails to provide, when due, the information required to be provided under Section 7.8. Licensee shall have [***] days after written notice thereof was provided to it by Dermira to pay such amount in full (or, if applicable, provide such information). Unless Licensee has paid such amount in full (or, if applicable provided such information) prior to the expiration of such [***]-day period, such termination shall become effective upon Licensee’s receipt of the written notice of termination to be given within [***] days of the end of such [***]- day period.

12.4 Termination Related to Financing. Dermira may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety or with respect to one or more Products (at Dermira’s election) upon written notice to Licensee in the event that (a) the Qualified Financing Closing has not occurred by the Qualified Financing Deadline, (b) Licensee does not execute and provide to Dermira for its execution, which execution shall not be unreasonably withheld, at the Qualified Financing Closing the Qualified Financing Documentation on substantially the same terms as the Lead Investor, as set forth in Section 7.13, or (c) Licensee does not issue to Dermira the securities, or provide the certificates representing such securities, as set forth in Section 7.13. The “Qualified Financing Deadline” means [***]; provided that Licensee may request one or more reasonable extensions thereof, and shall not unreasonably withhold, condition or delay its approval of any such request (but shall be permitted to take into consideration the efforts taken by Licensee with respect thereto and the likelihood of success if such request is granted); provided, further, that, notwithstanding the foregoing, in no event shall Dermira have any obligation to extend the Qualified Financing Deadline to a date later than [***].

12.5 Termination as a Result of Bankruptcy. Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of its assets for the benefit of creditors by the other Party; provided that such termination shall be effective only if such proceeding is not dismissed within [***] days after the filing thereof.

12.6 Termination for Convenience. Licensee may terminate this Agreement or its rights with respect to any Product in any Territory for convenience at any time upon [***] prior notice.

12.7 Termination for Compliance Breach. Without limitation of its rights under this Article 12, Dermira may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety upon written notice in the event of a breach by Licensee of any of the compliance representations, warranties and covenants set forth in Section 9.5. Licensee shall have [***] days after written notice thereof was provided to Licensee by Dermira to cure or remedy such breach. Unless Licensee has cured or remedied any such breach prior to the expiration of such [***]-day period, such termination shall become effective upon Licensee’s receipt of the written notice of termination to be given within [***] days of the end of such [***]-day period.

ARTICLE 13

EFFECTS OF EXPIRATION OR TERMINATION

13.1 Termination of Licenses. Upon the expiration of this Agreement or termination of this Agreement, in its entirety, or with respect to any given country(ies) or Product(s), all rights and licenses granted to Licensee hereunder shall immediately terminate and be of no further force and effect and Licensee shall cease Developing, Commercializing, Manufacturing and Packaging and Labeling the Products; provided that Licensee and its Affiliates will be entitled, during the period ending on [***] following the effective date of such expiration or termination, to sell any inventory of Products affected by such expiration or termination that remains on hand as of the effective date of the expiration or termination, so long as Licensee pays to Dermira the Royalty Payments and other amounts payable hereunder (including milestones) applicable to said subsequent sales, with respect to sales in the Territory, as applicable, in accordance with the terms and conditions set forth in this Agreement and otherwise complies with the terms set forth in this Agreement.

13.2 Assignments. Upon the expiration of this Agreement or termination of this Agreement, in its entirety, or with respect to any given Product(s) or country(ies), Licensee will promptly, in each case within [***] days thereafter, and at no cost to Dermira, do the following (but to the extent this Agreement is only terminated with respect to one or more countries or one or more Products, then the following shall only apply with respect to terminated countries or Products):

(a) assign to Dermira, at Dermira’s sole discretion and direction, all of Licensee’s right, title and interest in and to any agreements (or portions thereof) between Licensee and Third Parties that relate to the Development, Commercialization or Manufacture of the Products, including the right to enforce any such agreements;

(b) assign to Dermira, at Dermira’s sole discretion and direction, all of Licensee’s right, title and interest in and to any (i) Promotional Materials, (ii) copyrights and trademarks (including the Product trademarks and Product trade dress), including any goodwill associated therewith, and any registrations and design patents for the foregoing, and (iii) any Internet domain name registrations for such trademarks and slogans, all to the extent solely related to the Products; provided, however, that in the event Dermira exercises such right to have assigned such Promotional Materials, Licensee shall grant, and hereby does grant, a royalty-free right and license to any housemarks, trademarks, names and logos of Licensee contained therein for a period of [***] in order to use such Promotional Materials in connection with the Commercialization of the Products;

(c) assign to Dermira, at Dermira’s sole discretion and direction, the management and continued performance of any clinical trials for the Products ongoing hereunder as of the effective date of such expiration or termination in respect of which Dermira shall assume full financial responsibility from and after the effective date of such expiration or termination;

(d) transfer to Dermira all of Licensee’s right, title and interest in and to any and all regulatory filings, Regulatory Approvals and other Regulatory Materials for the Products;

(e) transfer to Dermira all of Licensee’s right, title and interest in and to any and all Development Data and Commercialization Data Controlled by Licensee for the Products; and

(f) provide a copy of (i) the material tangible embodiments of the foregoing and (ii) any other material books, records, files and documents Controlled by Licensee solely to the extent related to the Products and which may be redacted to exclude Confidential Information of Licensee; provided, however, that to the extent that any agreement or other asset described in this Section 13.2 is not assignable by Licensee, then such agreement or other asset will not be assigned, and upon the request of Dermira, Licensee will take such steps as may be reasonably necessary to allow Dermira to obtain and to enjoy the benefits of such agreement or other asset. For purposes of clarity, (A) Dermira shall have the right to request that Licensee take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in the foregoing provisions and (B) to the extent Dermira requests Licensee to transfer its right, title and interest in the items set forth in this Section 13.2 to Dermira, Licensee shall also cause its Affiliates to transfer and assign to all of such Affiliates’ right, title and interest in and to the foregoing items set forth in this Section 13.2.

13.3 Disclosure and Delivery. Upon the expiration or termination of this Agreement, in its entirety, or with respect to any particular Product(s), Licensee will promptly, in each case within [***] days thereafter, and at no cost to Dermira, do the following (but to the extent this Agreement is only terminated with respect to one or more countries or one or more Products, then the following shall only apply with respect to such terminated countries or terminated Products): (a) Licensee will promptly transfer to Dermira copies of any physical embodiment of any Licensee Know-How, to the extent then used in connection with the Development or Commercialization of the Products; and (b) such transfer shall be effected by the delivery of material documents, to the extent such Licensee Know-How is embodied in such documents, and to the extent that Licensee Know-How is not fully embodied in such documents, Licensee shall make its employees and agents who have knowledge of such Licensee Know-How in addition to that embodied in documents available to Dermira for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable Dermira to practice such Licensee Know- How but only in a manner as set out as follows in this Section 13.3. The appropriate technical teams at Dermira and Licensee will meet to plan transfer for the Licensee Know-How as follows: (i) Licensee’s designated representative(s) for the Products will meet with representatives from Dermira to answer questions with respect to the Licensee Know-How and establish a plan for the transfer for such Licensee Know-How; and (ii) Licensee will allocate adequate appropriately qualified representatives to work with Dermira to review the Licensee Know-How to enable the completion of the transfer within [***] days of the completion of the initial transfer planning meetings to the extent reasonable, but in any event no longer than [***] days thereafter.

13.4 Disposition of Commercialization-Related Materials. Upon the expiration or termination of this Agreement, Licensee will promptly deliver to Dermira in electronic, sortable form (a) a list identifying all wholesalers and other distributors involved in the Commercialization of the Products in the Territory as well as any customer lists (e.g., purchasers) related to the Commercialization of the Products in the Territory and (b) all Promotional Materials, as well as any items bearing the Product trademarks or Product trade dress and/or any trademarks or housemarks otherwise associated with the Products or Dermira; provided that to the extent this Agreement is only terminated with respect to one or more countries, then this Section 13.4 shall only apply with respect to terminated countries.

13.5 Accrued Rights. Expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such expiration or termination. Such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the expiration or termination of this Agreement.

13.6 Survival. Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: Articles 1 (Definitions), 13 (Effects of Expiration or Termination) and 14 (Dispute Resolution), the first sentence of Section 7.12, and Sections 7.13, 9.5.4-9.5.7, 9.8, 10.1-10.4, 11.1, 11.5-11.7, 15.1-15.3 and 15.3-15.14. Except as set forth in this Article 13 or otherwise expressly set forth herein, upon expiration or termination of this Agreement, all other rights and obligations of the Parties shall cease.

13.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Dermira and Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, (a) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefore, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i), following the rejection of this Agreement by the Bankrupt Party upon written request therefore by the other Party; and (b) the Bankrupt Party shall not unreasonably interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not unreasonably interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property from another entity. The “embodiments” of intellectual property include all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Products, filings with Regulatory Authorities and related rights and Dermira Know-How in the case that Dermira is the Bankrupt Party and Licensee Know-How in the case Licensee is the Bankrupt Party.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Disputes. The Parties recognize that, from time to time, disputes, controversies or claim may arise which stem from or are related to a Party’s respective rights or obligations under this Agreement or a Party’s actual or alleged breach of this Agreement (a “Dispute”). It is the desire of the Parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a Dispute arises under this Agreement. If the Parties are unable to resolve any Dispute within [***] days after such Dispute is submitted to it, either Party may, by written notice to the other Party, have such dispute referred to Designated Officers of each Party for attempted resolution. If the Designated Officers cannot reach resolution of the Dispute within [***] days after such referral, the Dispute shall be referred to the Parties’ designated executive officers or their delegates for attempted resolution. In the event the designated executive officers or their delegates are not able to resolve such Dispute within such [***]-day period after receipt of written notice, and a Party wishes to pursue the matter, then each Party may assert any remedy available at law or equity to enforce its rights under this Agreement. Notwithstanding anything else, any cure period set forth in this Agreement, including in Section 3.7 (Development Diligence Failures), Section 5.2.2 (Commercialization Diligence Failures) and Article 12 (Term and Termination), will only commence upon final resolution of such Dispute.

14.2 Choice of Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of [***] and the patent laws of the United States without reference to any rules of conflict of laws. Each of the Parties hereby submits to the jurisdiction of the United States Federal District Court [***] in any proceeding arising out of or relating to this Agreement, agrees not to commence any suit, action or proceeding relating thereto except in such court, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient jurisdiction. Each Party further agrees that service or any process, summons, notice or document by U.S. registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit or proceeding in [***] with respect to any matters to which it has submitted to jurisdiction in this Section 14.2. Notwithstanding the foregoing, nothing contained in this Agreement will deny any Party the right to seek injunctive relief or other equitable relief from a court of competent jurisdiction applying the laws of the court in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any other ongoing proceeding. Any rights to trial by jury with respect to any suit, action, proceeding or claim (whether based upon contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement hereunder are expressly and irrevocably waived by each of the Parties.

ARTICLE 15

MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each of the Parties.

15.2 Force Majeure. No Party shall be liable for any failure to perform, or be considered in breach of, its obligations under this Agreement (other than obligations to make payments of money) to the extent such performance has been delayed, interfered with or prevented by an event of Force Majeure, and the obligations of such Party under this Agreement (other than obligations to make payments of money) whose performance is affected by Force Majeure shall be suspended during, but not longer than, the continuance of the event of Force Majeure. Any Party that experiences an event of Force Majeure shall provide prompt notice of such event to the other Party, including and an estimate of the likely period of time during which its performance will be affected, and shall use reasonable efforts to remove the condition constituting Force Majeure. In the event of a prolonged condition of Force Majeure that makes it unreasonable to continue to perform other activities then being performed by the Parties and their Affiliates pursuant to this Agreement, the Parties shall consult directly or through the appropriate committees and may appropriately scale back their respective activities in order to avoid waste or inappropriate usage of resources under the circumstances, and neither Party shall be liable for any such reasonable scale back, or be considered in breach of its obligations under this Agreement (other than obligations to make payments of money to the other Party) as a result of such reasonable scale back. Notwithstanding anything to the contrary contained in this Section 15.2 or elsewhere in this Agreement, the Parties acknowledge and agree that a COVID- 19 pandemic and business disruptions related thereto (collectively, the “COVID Event”) are currently occurring as of the Effective Date and may worsen, and the Parties further acknowledge and agree that neither the COVID Event, nor any recurrence thereof, shall be considered to be an event of Force Majeure or otherwise excuse any failure or delay in performance by either Party under this Agreement (so long as performance is not thereby made unlawful) unless such COVID Event significantly worsens in a manner or to a degree that is not reasonably foreseeable to the Parties.

15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid (which notice shall be effective five (5) Business Days after such mailing); express delivery service (which notice shall be effective on the first Business Day after delivery to such service); or personally delivered to the appropriate addresses (which notice shall be effective upon delivery to such addresses) set forth below or to such other addresses or numbers for a Party as such Party may inform the other Party by giving five (5) Business Days’ prior written notice:

If to Dermira:	Dermira, Inc.
Lilly Corporate Center
Indianapolis, Indiana 46285
Attention: President

With copies to	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attention: General Counsel

If to Licensee:	Evommune, Inc.
1452 Aura Way
Los Altos, CA 94024
Attention: Luis Pena

15.4 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment or transfer without the other Party’s written consent (i) to any of its Affiliates (but only for so long as such Person is and remains an Affiliate of such Party, it being agreed that such Party shall cause such assignment to terminate prior to such time, if any, as such Person ceases to be an Affiliate of such Party), and (ii) to any Third Party in connection with (a) the acquisition of such Party by or merger or consolidation of such Party with another entity or (b) a merger, consolidation, sale of stock, sale of all or substantially all of such Party’s assets or other similar transaction in which such Third Party either becomes the owner of all or substantially all of the business and assets of (i) such Party or (ii) that portion of such Party’s business or business unit relating to this Agreement. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing delivered to the other Party, expressly assume the performance of such rights or obligations. Except as set forth in the immediately preceding sentence, in the event of an assignment or transfer as permitted above in this Section 15.4, if this Agreement is assigned or transferred to an Affiliate, the assigning or transferring Party shall remain responsible (jointly and severally) with such Affiliate for the performance of such assigned or transferred obligations. Any assignment or transfer, or attempted assignment or transfer, by either Party in violation of the terms of this Section 15.4 shall be null and void and of no legal effect. This Agreement shall be binding on, and inure to the benefit of, each Party, its successors and permitted assigns.

15.5 [***].

15.6 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.7 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

15.8 Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.9 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.10 Interpretation. Except where the context expressly requires otherwise: (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any person shall be construed to include the person’s successors and assigns; (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto; (h)

the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, email, approved minutes or otherwise (but excluding instant messaging); (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”; and (l) the term “to the extent” shall be interpreted to mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if.”

15.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.12 No Third-Party Beneficiaries. No person or entity other than Licensee, Dermira and their respective Affiliates, successors and permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

15.13 Independent Contractors. It is expressly agreed that Licensee and Dermira shall be independent contractors and that the relationship between Licensee and Dermira shall not constitute a partnership, joint venture or agency. Neither Licensee nor Dermira shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party.

15.14 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by delivery of electronically scanned copies of original signatures delivered by facsimile or electronic mail, and such signatures shall be deemed to bind each Party as if they were original signatures.

[No Further Text on This Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first written above.

Evommune, Inc.		Dermira, Inc.

By:	/s/ Luis Peña	By:	/s/ Andrew Hutchkins
Printed: Luis Peña		Printed: Andrew Hutchkins
Title: President and CEO		Title: CEO

Schedule A

Compounds

(i) IRAK Compound: [***]

(ii) ROR Compound: [***]

(iii) MRGPRX2 Compound: [***]

Schedule B

Licensed Patents

(i) IRAK Patents: [***]

(ii) ROR Patents: [***]

(iii) MRGPRX2 Patents: [***]

Schedule C

Initial Development Plan

See attached.

[***]

Exhibit A

Licensee Press Release

***

Evommune In-Licenses Three Development Programs Focused on Treating Inflammatory Conditions from Dermira, a Wholly-Owned Subsidiary of Eli Lilly and Company

Los Altos, California – Jan. 5, 2021 – Evommune, Inc., a private R&D company and innovation engine in chronic inflammation, today announced it has entered into an exclusive license agreement with Dermira, Inc., a wholly-owned subsidiary of Eli Lilly and Company, to develop and commercialize three development programs for the treatment of various inflammatory diseases. These investigational compounds include IRAK4/TrkA, a small molecule that broadly inhibits innate inflammation; RORyt, a small molecule addressing Th17 mediated inflammation; and MRGPRX2, a small molecule to treat chronic pruritus (itch).

“These three promising investigational programs expand Evommune’s pipeline and position us for long-term growth as a research and development company,” said Luis Peña, president and chief executive officer of Evommune. “As our leadership team was pivotal in the original development of these compounds at Dermira, we are thrilled to have the opportunity to continue their development and potentially help the many patients living with these debilitating diseases who are in dire need of new treatment options to improve their quality of life.”

Financial terms of the agreement include an undisclosed upfront payment, potential future milestone payments per licensed compound to Dermira upon achievement of certain development and regulatory milestones as well as sales milestones and royalty payments.

About IRAK4/TrkA

IRAK4 plays a key role in innate immune responses and is critical for signaling through Toll-like and IL-1 family cytokine receptors. TrkA is the receptor for nerve growth factor, which can induce angiogenesis and vasodilation, as well as upregulation and heightened sensitivity of TRPV1 on nerves. The unique dual action of our IRAK4/TrkA small molecule inhibitor provides a novel approach for the treatment of a variety of inflammatory diseases, including atopic dermatitis, asthma, Behçet’s disease, conjunctivitis, and papulopustular rosacea.

About RORyt

RORyt is the key transcription factor induced by IL-23 signaling, resulting in Th17 cell polarization and downstream production of IL-17 (and other Th17 associated cytokines). Both anti-IL-17 and anti-IL-23 biologics have demonstrated a profound effect in treating psoriasis; targeting RORyt might provide similar utility, but with a small molecule approach. Additional indications include graft-versus-host disease, lichen planus, rosacea, and inflammatory bowel disease.

About MRGPRX2

MRGPRX2 is a member of the MAS-related G-protein coupled receptor (MRGPR) family and has evolved to be an important target for neuroinflammation and itch. MRPGRX2 is expressed on both sensory neurons and mast cells and responds to a variety of itch-causing agents. Neurons and mast cells are in close proximity in the skin and directly interact with each other.

Inhibiting MRGPRX2 signaling should reduce this neuro-inflammatory response and block itch- transmission at its source, thus providing immediate itch relief. Other itch treatments focus on targets in the brain and have proven to be slower acting and not without side effects. This novel investigational therapy has the potential to address itch associated with many underlying medical conditions.

About Evommune, Inc.

Evommune is a private R&D company and innovation engine in chronic inflammation. Evommune is taking a tissue-based approach to advance insights and accelerate the development of transformative medicines in inflammatory diseases. Evommune was founded in 2020 by a successful and experienced leadership team focused on building a robust pipeline of unique therapies that help patients with chronic inflammatory diseases. The company is headquartered in Los Altos, California. For more information, please visit Evommune.com.

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949-903-4750

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